AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of June 26, 2008

Between:

THE ROYAL BANK OF SCOTLAND PLC, as Buyer,

and

PHH MORTGAGE CORPORATION, as Seller

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TABLE OF CONTENTS
(Continued)

Page

41.	INTENT	68
42.	CONFIDENTIALITY	69
43.	SERVICING	69
44.	PERIODIC DUE DILIGENCE REVIEW	73
45.	SET OFF	74
46.	ENTIRE AGREEMENT	75
47.	GESTATION REPURCHASE FACILITY	76

SCHEDULES

SCHEDULE 1-A	Representations and Warranties re: Loans
SCHEDULE 1-B	Representations and Warranties re: Fannie Mae Loans
SCHEDULE 1-C	Representations and Warranties re: Freddie Mac Loans
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Relevant States
SCHEDULE 4	Subsidiaries
SCHEDULE 5	Litigation
SCHEDULE 6	Approved Providers

EXHIBITS

EXHIBIT A	Forms of Quarterly Certification
EXHIBIT B	Form of Custodial Agreement
EXHIBIT C	Form of Opinion of Counsel to Seller
EXHIBIT D	Form of Transaction Notice
EXHIBIT E	Underwriting Guidelines
EXHIBIT F	Required Fields for Servicing Transmission
EXHIBIT G	Required Fields for Loan Schedule

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TABLE OF CONTENTS
(Continued)

Page
EXHIBIT H	Form of Confidentiality Agreement
EXHIBIT I	Form of Instruction Letter
EXHIBIT J	Form of Master Netting Agreement
EXHIBIT K	Form of Security Release Certification
EXHIBIT L	Form of Assignment, Assumption and Recognition Agreement

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AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of June 26, 2008, between PHH Mortgage Corporation, a New Jersey corporation, as seller (“Seller”), and The Royal Bank of Scotland plc, (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).

1.	APPLICABILITY

Greenwich Capital Financial Products, Inc. (“GCFP”) and Seller entered into that certain Master Repurchase Agreement, dated as of November 1, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Repurchase Agreement”), which prescribes the manner of sale of Eligible Loans and the method and manner by which Seller will repurchase such Loans and contemporaneously therewith entered into the Program Documents (as such term is defined in such Agreement).

On the date hereof, GCFP will assign to RBS and RBS will undertake and assume for the benefit of GCFP, all of GCFP’s right, title, obligation and interest in, to and under the Original Repurchase Agreement and all Program Documents related thereto.

Buyer and Seller desire to further amend and restate the Original Repurchase Agreement in its entirety and contemporaneously therewith enter into the Program Documents (as such term is defined in this Agreement).

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Loans, on a servicing released basis, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller Purchased Loans at a date certain, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND ACCOUNTING MATTERS

(a)          Defined Terms.  As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which they own in their own portfolio.

“Additional Collateral” shall mean with respect to any Additional Collateral Mortgage Loan, the related Securities Account and the financial assets held therein subject to a security interest pursuant to the related Additional Collateral Agreement.

“Additional Collateral Agreement” shall mean, with respect to each Additional Collateral Mortgage Loan, the Pledge Agreement for Securities Account between the related mortgagor and the related Additional Collateral Servicer pursuant to which such mortgagor granted a security interest in the related securities and other financial assets held therein.

“Additional Collateral Mortgage Loan” shall mean each Mortgage Loan as to which Additional Collateral, in the form of a security interest in the Securities Account and the financial assets held therein and having a value, as of the date of origination of such Mortgage Loan, of at least equal to the related Original Additional Collateral Requirement, were required to be provided at the closing thereof.

“Additional Collateral Servicer” shall mean the entity responsible for administering and servicing the Additional Collateral with respect to a Additional Collateral Mortgage Loan.

“Additional Collateral Servicing Agreement” shall mean, with respect to each Additional Collateral Mortgage Loan, the agreement between the related Additional Collateral Servicer and Seller, including any exhibits thereto, pursuant to which such Additional Collateral Servicer shall service and administer the related Additional Collateral.

“Additional Purchased Loan” shall have the meaning set forth in Section 6(a).

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” another if such later Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors (or their equivalent) of such controlled Person, or (b) to direct or cause the direction of the management or policies of such controlled Person, whether by contract or otherwise.

“Agency Guidelines” shall mean the Ginnie Mae Guidelines, the Fannie Mae Guidelines and the Freddie Mac Guidelines, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae or Freddie Mac, as applicable, in the ordinary course of business and, with respect to material amendments, supplements or other modifications, as to which Buyer shall not have reasonably objected or (ii) by Ginnie Mae, Fannie Mae or Freddie Mac, as applicable, at the request of Seller and as to which (x) Seller has given notice to Buyer of any such material amendment, supplement or other modification and (y) Buyer shall not have reasonably objected.

“Agency” shall mean Ginnie Mae, Fannie Mae or Freddie Mac.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ALTA” shall mean the American Land Title Association.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property (or the related Cooperative Unit in the case of a Cooperative Loan).

“Approved Provider” means each of the mortgage loan originating institutions listed on Schedule 6 attached hereto, as such Schedule 6 is amended, amended and restated, supplemented or otherwise modified with the prior written consent of Buyer.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Attorney Bailee Letter” shall have the meaning assigned to the term “Bailee Letter” in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“Bishop’s Gate Facility” shall mean the liquidity facility described in that certain Second Amended and Restated Mortgage Loan Purchase and Servicing Agreement dated as of October 31, 2000 among Bishop’s Gate Residential Mortgage Trust, as Buyer, PHH Mortgage Corporation, as Seller and Servicer, and PHH Corporation, as Guarantor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Day” shall mean any day other than a Saturday or Sunday or other day on which banks in New York City or the State of Connecticut are permitted or required by law to close.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Seller on a fully diluted basis at any time or (ii) if at any time, individuals who at the Effective Date constituted the Board of Directors of the Seller (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Seller, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Seller then in office.

“Chesapeake Facility” shall mean the liquidity facility described in that certain Base Indenture, dated as of March 7, 2006, between Chesapeake Funding LLC (now known as Chesapeake Finance Holdings LLC), as Issuer, and JPMorgan Chase Bank, N.A., as Indenture Trustee, as supplemented by that certain Series 2006-1 Indenture Supplement dated as of March 7, 2006 and that certain Series 2006-2 Indenture Supplement dated as of March 7, 2006, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the following account established by Seller in accordance with Section 13(ii) for the benefit of Buyer, “The Royal Bank of Scotland plc P&I account Account #    ”.

“Collection Account Control Agreement” shall mean the second amended and restated collection account control agreement dated as of June 26, 2008 among Buyer, Seller and The Bank of New York Trust Company, National Association, in form and substance acceptable to Buyer to be entered into with respect to the Collection Account.

“Combined Loan to Value Ratio” or “CLTV” shall mean (x) with respect to any Eligible Loan, the ratio expressed as a percentage of (i) if the loan transaction is a purchase money transaction (a) that includes an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the lesser of the Appraised Value or the purchase price of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the purchase price of the Mortgaged Property; and (ii) if the loan transaction is a refinance (a) that includes an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the Appraised Value, or (b) with respect to any Landscape Loan that does not include an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the estimated value (as determined by the related Mortgagor and confirmed by Fannie Mae) of the Mortgaged Property.

“Commitment Fee” shall have the meaning assigned thereto in the Pricing Side Letter.

“Committed Amount” shall mean $1,500,000,000.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with Seller within the meaning of Section 4001 of ERISA or is part of a group which includes Seller and which is treated as a single employer under Section 414 of the Code.

“Confirmation” shall have the meaning assigned thereto in Section 3(a) hereof.

“Conforming Loan” shall mean a Loan which conforms to Agency Guidelines.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (loss) of the Seller or the Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary) in which the Seller or the Guarantor or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Seller or the Guarantor or its Consolidated Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Seller or the Guarantor or any of its Consolidated Subsidiaries or the Person’s assets are acquired by the Seller or the Guarantor or any of its Consolidated Subsidiaries, (iii) the income of any Consolidated Subsidiary to the extent that the  declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iv) any extraordinary after tax gains and (v) any extraordinary pretax losses but only to the extent attributable to a write down of financing costs relating to any existing and future indebtedness.

“Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of the Seller or the Guarantor and its Consolidated Subsidiaries, as applicable, under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Subsidiaries” shall mean the subsidiaries of the Guarantor that are required to be consolidated with the Guarantor for financial reporting purposes in accordance with GAAP.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control Agreement” shall mean, with respect to each Additional Collateral Mortgage Loan, the Pledged Collateral Account Control Agreement between the guarantor or mortgagor, as applicable, and the related Additional Collateral Servicer, pursuant to which the guarantor or mortgagor, as applicable, has granted a security interest in a Securities Account.

“Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean a Loan that is secured by a First Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” shall mean, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.

“Custodial Agreement” shall mean the Amended and Restated Tri-Party Custody Agreement, dated as of June 26, 2008, among Seller, Buyer, and Custodian as the same shall be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Custodian” shall mean The Bank of New York Trust Company, National Association, or its successors and permitted assigns, or any successor custodian appointed by the Buyer and Seller to act as custodian under this Agreement.

“Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or any event, that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Defaulted Loan” shall mean any Eligible Loan where (i) the Borrower thereon has failed to make a required payment for thirty (30) days or more after the Due Date of such required payment or  (ii) any other event has occurred which gives the holder the right to accelerate payment and/or take steps to foreclose on the mortgage securing the Eligible Loan under the Eligible Loan documentation.

“Disbursement Account” shall mean the account established by Buyer pursuant to which funds shall be disbursed to fund any Wet Loan.

“Disbursement Agent” shall have the meaning assigned thereto in the Custodial Agreement.

“Disbursement Agent Agreement” shall have the meaning assigned thereto in the Custodial Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dry Loan” shall mean a first lien Loan which is underwritten in accordance with the Underwriting Guidelines and as to which the related Mortgage File contains all required Loan Documents.

“Dry Loan Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Loans or Seller or related parties, as desired by Buyer from time to time.

“Early Termination Date” shall have the meaning assigned thereto in Section 17.

 “Electronic Tracking Agreement” shall mean the second amended and restated electronic tracking agreement among Buyer, Seller, MERSCORP, Inc. and MERS, in form and substance acceptable to Buyer to be entered into in the event that any of the Loans become MERS Loans; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof.  An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Sections 302-305 (inclusive) of ERISA and Sections 412, 430, 431 and 432 of the Code and the lien created thereunder, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Escrow Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction, an escrow agreement or letter, which is fully assignable to Buyer, stating that in the event of a Rescission or if for any other reason the Loan fails to fund on a given day, the party conducting the closing is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for and for the benefit of Buyer and such funds shall be returned to Seller not later than one Business Day after the date of Rescission or other failure of the Loan to fund on a given day.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Event of Termination” shall have the meaning provided in Section 17 hereof.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fannie Mae Guidelines” shall mean the FNMA Selling and Servicing Guides and all amendments or additions thereto.

“Fannie Mae Loan” shall mean a Loan that meets the Fannie Mae Guidelines.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.

“FNMA Account Bank” shall mean The Bank of New York and its successors and assigns.

“FNMA Direction Letter” shall mean a letter from Seller to Fannie Mae directing Fannie Mae to deposit the purchase price and all other amounts relating to any purchase of Landscape Loans by Fannie Mae from Seller (whether pursuant to takeout commitments or otherwise) directly to the FNMA Loan Purchase Account, as the same may be amended, supplemented or otherwise modified with the prior written consent of Buyer.

“FNMA Facility” shall mean the wet and dry funding capacity provided to Seller by FNMA.

“FNMA Loan Purchase Account” shall mean the following account established by Seller in accordance with Section 13(jj) for the benefit of RBS, “PHH Mortgage Corporation FNMA Loan Purchase Account; Account #   ”.

“FNMA Loan Purchase Proceeds” shall mean all amounts paid by Fannie Mae to or upon the direction of Seller in connection with Fannie Mae’s purchase from Seller of any Landscape Loans.

“FNMA Loan Purchase Proceeds—RBS” shall mean all amounts paid by Fannie Mae to or upon the direction of Seller in connection with Fannie Mae’s purchase from Seller of any Landscape Loans that are subject to Transactions under this Agreement immediately prior to such purchase.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Freddie Mac Guidelines” shall mean the Federal Home Loan Mortgage Corporation Seller’s Guide and the Federal Home Loan Mortgage Corporation Servicers’ Guide and all amendments or additions thereto.

“Freddie Mac Loan” shall mean a Loan that meets the Freddie Mac Guidelines.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America

“Gestation Repurchase Facility” shall mean the repurchase facility described in that certain Mortgage Loan Purchase and Sale Agreement, dated as of April 15, 2008, among Buyer and Greenwich Capital Financial Products, Inc., as Purchasers, and PHH, as Seller, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

“Ginnie Mae” shall mean the Government National Mortgage Association or any successor thereto.

“Ginnie Mae Guides” shall mean the GNMA Handbooks 5500.3 and all amendments or additions thereto.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean PHH Corporation, a Maryland corporation, and its successors and permitted assigns.

“Guaranty” shall mean the Second Amended and Restated Guaranty Agreement of the Guarantor in favor of Buyer, dated as of June 26, 2008, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any FNMA Loan Purchase Proceeds, proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of any Surety Bond, mortgage insurance or Additional Collateral), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan or any Escrow Payments.

“Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Guarantor and it Consolidated Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries, other than (w) accounts payable and accrued expenses in the ordinary course of business, (x) current and deferred income taxes and other similar liabilities and (y) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i), the maximum aggregate amount of all liabilities of the Guarantor and its Consolidated Subsidiaries under any Guarantee, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations and other liabilities, assets, revenues, income or dividends of any Person other than the Guarantor or one of its Consolidated Subsidiaries and (iii) all other obligations or liabilities of the Guarantor or any of its

Consolidated Subsidiaries in relation to the discharge of the obligations of any Person other than the Guarantor or any of its Consolidated Subsidiaries.

“Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit I attached hereto.

“Insurance Proceeds” shall mean with respect to each Loan, proceeds of insurance policies insuring the Loan or the related Mortgaged Property.

“Insured Closing Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction, a letter of indemnification from an Approved Title Insurance Company, in any jurisdiction where insured closing letters are permitted under applicable law and regulation, addressed to Seller, which is fully assignable to and may be enforced by, the loan originator and its successors and assigns, including Buyer, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans (including, but not limited to any losses occurring due to the fraud, dishonesty or mistakes of the closing agent, identifying the Settlement Agent) covered thereby, which may be in the form of a blanket letter.

“Interest Only Loan” means a Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination.  After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Loan will amortize fully on or prior to its final payment date.

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date.  Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Interim Servicing Period” shall mean, the period of time from the Purchase Date to but not including the earlier of (i) the Servicing Transfer Date and (ii) the Termination Date.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Jumbo A Credit Loan” shall mean a Loan originated in accordance with the Underwriting Guidelines for Jumbo A product.

“JV Facility” shall mean (i) the Master Repurchase Agreement dated as of June 1, 2006 between BMO Capital Markets Corp., each Bank Principal and each Conduit Principal (as such terms are defined therein), PHH Home Loans, LLC, Axiom Financial LLC, Preferred Mortgage Group LLC, RMR Financial LLC and NE Moves Mortgage LLC, and (ii) the Revolving Credit Agreement dated as of September 30, 2005 among PHH Home Loans, LLC, Barclays Bank PLC, and Bank of Montreal as administrative agent for the Lenders (as defined therein), each amended, supplemented or modified from time to time.

“Landscape Loan” shall mean a Loan that substantially conforms to the Agency Guidelines, except (i) maintenance of a PMI Policy may not be required, (ii) such Loan may be not an FHA Loan or VA Loan and (iii) if not required by Agency Guidelines, there may be not be an appraisal of the related Mortgage Property.

“Landover Facility” shall mean the Master Repurchase Agreement dated as of February 1, 2008 between Countrywide Bank, FSB, as buyer and Landover Mortgage, LLC, as seller, as amended, supplemented or modified from time to time.

“LIBO Base Rate” shall mean with respect to each day on which a Transaction is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen, as one-month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions to be outstanding on such day.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate (reset on a monthly basis) per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

LIBO Base Rate
1.00 – LIBO Reserve Requirements

The LIBO Rate shall be calculated on each Purchase Date and Repurchase Date commencing with the first Purchase Date.

“LIBO Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority.  As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan” shall mean a first lien mortgage loan or Cooperative Loan which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents, (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage and (iii) in the case of any Additional Collateral Mortgage Loan, all right, title and interest of Seller in or to any related Additional Collateral.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.

“Loan Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit G, any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Loan to Value Ratio” or “LTV” shall mean (x) with respect to any Eligible Loan, the ratio expressed as a percentage of (i) if the loan transaction is a purchase money transaction (a) that includes an appraisal, the initial principal amount divided by the lesser of the Appraised Value or the purchase price of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount divided by the purchase price of the Mortgaged Property; and (ii) if the loan transaction is a refinance (a) that includes an appraisal, the initial principal amount divided by the Appraised Value of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount divided by the estimated value of the Mortgaged Property.  With respect to any Additional Collateral Mortgage Loan, prior to any calculation of the Loan to Value Ratio or LTV as set forth in clause (i) and (ii) of this definition, the initial principal amount of such Additional Collateral Mortgage Loan shall be reduced by the amount of the Original Additional Collateral Requirement with respect to such Additional Collateral Mortgage Loan.  The Loan to Value Ratio or LTV for any Additional Collateral Mortgage Loan is referred to as the “Effective Loan to Value Ratio” or “ELTV.”

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” shall mean the value, determined in good faith by Buyer in its sole reasonable discretion, of the Loans if sold in their entirety to a single third-party Buyer under circumstances in which Seller is in default under this Agreement.  Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer.  Buyer shall have the right to mark to market the Loans on a daily basis which Market Value with respect to one or more of the Loans may be determined to be zero.  Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Loans which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence.  The Market Value shall be deemed to be zero with respect to each Loan that is not an Eligible Loan.

“Master Netting Agreement” shall mean the letter agreement among Buyer, Seller and certain Affiliates and Subsidiaries of Buyer and/or Seller, in the form attached hereto as Exhibit J, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller or Guarantor (b) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith, (f) the Purchased Items in the aggregate or (g) if so specified in any provision of this Agreement or any other Program Document, any Purchased Item.

“Maximum Aggregate Purchase Price” shall mean the Committed Amount.

“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Schedule.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien on either (i) with respect to a Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Note.

“Mortgage File” shall mean, as to each Mortgage Loan subject to this Agreement, the Required Documents and all other documents relating to such Mortgage Loan that are held by the Custodian pursuant to the Custodial Agreement.

“Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“MV Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price (reduced by the amount of any accrued and unpaid Price Differential) for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Negative Amortization” shall mean with respect to each Negative Amortization Loan, that portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Loan for such month and which, pursuant to the terms of the Note, is added to the principal balance of the Loan.

“Negative Amortization Loan” shall mean each Loan that may be subject to Negative Amortization.

“Non-Utilization Fee” shall have the meaning assigned to it in Section 4(e).

“Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Notice of Termination” shall have the meaning assigned thereto in Section 17.

“Obligations” shall mean (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

“Original Additional Collateral Requirement” shall mean, with respect to any Additional Collateral Mortgage Loan, an amount equal to the Additional Collateral required at the time of the origination of such Additional Collateral Mortgage Loan.  Even though for other purposes the Original Additional Collateral Requirement may actually exceed thirty percent (30%) of the original principal balance of an Additional Collateral Mortgage Loan, solely for purposes of the Required Surety Payment, the Original Additional Collateral Requirement for an Additional Collateral Mortgage Loan will be deemed not to exceed thirty percent (30%) of its original principal balance.

“Original Effective Date” shall mean November 1, 2007.

“Original Repurchase Agreement” shall have the meaning assigned to such term in Section 1.

“Participants” shall have the meaning assigned thereto in Section 39 hereof.

“Payment Adjustment Date” With respect to each Negative Amortization Loan, the date on which Monthly Payments shall be adjusted.  A Payment Adjustment Date with respect to a Negative Amortization Loan shall occur on the dates specified on the Loan Schedule.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the following exceptions to lien priority:  (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by either Seller or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledge Agreement for Securities Account” shall mean each Control Agreement and Additional Collateral Agreement for each Additional Collateral Mortgage Loan.

“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4.00% per annum, plus (a)(i) the Pricing Rate otherwise applicable to such Loan or other amount, or (ii) if no Pricing Rate is otherwise applicable, the LIBO Rate plus (b) the Applicable Margin.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the second amended and restated pricing side letter, dated as of June 26, 2008, among Seller, Guarantor and Buyer, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Principal” shall have the meaning assigned thereto in Annex I.

“Program Documents” shall mean this Agreement, the Custodial Agreement, the Guaranty, any Servicing Agreement, the Master Netting Agreement, the Pricing Side Letter, any Instruction Letter, the Securitization Side Letter, the Collection Account Control Agreement, the RBS Sub-Account Control Agreement, the FNMA Direction Letter, the Electronic Tracking Agreement, the Disbursement Agent Agreement and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

“Purchased Loans” shall mean any of the following assets sold by Seller to Buyer in a Transaction: the Loans, together with the related Servicing Records and Servicing Rights, which shall be sold by Seller and purchased by Buyer on the related Purchase Date, Seller’s rights under any related purchases or takeout commitments, Seller’s rights under any Escrow Letters and Insured Closing Letters with respect to the Loans, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all purchase or other agreements, contracts, instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.  The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 6(a) hereof and Substitute Loans delivered pursuant to Section 16 hereof.

“Qualified Insurer” shall mean an insurance company approved as an insurer by Fannie Mae and Freddie Mac.

“Qualified Originator” shall mean (a) Seller, (b) any Approved Provider and (c) any other originator of Loans; provided, that Buyer shall have the right to reject any such other originator (in its sole discretion) by delivering written notice to Seller fifteen (15) days prior to ceasing to accept Loans originated by such person.

“RBS” shall mean The Royal Bank of Scotland plc, and its successors.

“RBS Sub-Account” shall mean the following sub-account established by Seller in accordance with Section 13(kk) for the benefit of Buyer, “The Royal Bank of Scotland plc FNMA Loan Purchase Account; Account #   , Sub-Account #   ”.

“RBS Sub-Account Control Agreement” shall mean the amended and restated account control agreement dated as of April 15, 2008 among Buyer, Seller and the FNMA Account Bank, in form and substance acceptable to Buyer to be entered into with respect to the FNMA Loan Purchase Account.

“Reacquired Loans” shall have the meaning assigned thereto in Section 16.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Loan.  Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan.

“Renewal Commitment Fee” shall have the meaning assigned thereto in the Pricing Side Letter.

“Renewal Date” shall have the meaning assigned thereto in Section 27.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.  § 2615.

“Repurchase Date” shall mean the date occurring on (i) the 25th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation, (iii) the date determined by application of Section 17 or Section 19 or (iv) the Termination Date, as applicable.

“Repurchase Price” shall mean the price at which Purchased Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.

“Required Documents” shall have the meaning set forth in the Custodial Agreement.

“Required Surety Payment” shall mean, with respect to any defaulted Additional Collateral Mortgage Loan for which a claim is payable under the related Surety Bond under the procedures referred to herein, the lesser of (i) the principal portion of the realized loss with respect to such Mortgage Loan and (ii) the excess, if any, of (a) the amount of Additional Collateral required at origination with respect to such Mortgage Loan (but not more than 30% of the original principal balance of such Mortgage Loan) over (b) the net proceeds realized by the related Additional Collateral Servicer from the related Additional Collateral.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restatement Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Revolving Credit Agreement” shall mean the Five Year Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006, among Guarantor, as Borrower, the Lenders referred to therein, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A., The Bank of Nova Scotia and Calyon New York Branch, as Documentation Agents, and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement exists on the date hereof and as the same may be further amended, modified, waived or supplemented, solely to the extent that Buyer has given its prior written consent to such amendment, modification, waiver or supplement.

“Securities Account” shall mean, with respect to any Additional Collateral Mortgage Loans, the account, together with the financial assets held therein, that is the subject of the related Additional Collateral Agreement.

“Securitization Letter” shall mean that certain letter agreement by and among Seller, Greenwich Capital Markets, Inc. and Buyer dated the date hereof, outlining rights and obligations with respect to securitizations and whole loan sales of Loans subject to this Agreement from time to time.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit K hereto.

“Servicer” shall mean Seller in its capacity as servicer or master servicer of the Loans.

“Servicing Agreement” shall have the meaning provided in Section 43(c) hereof.

“Servicing Delivery Requirements” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing File” shall mean with respect to each Loan, the file retained by Seller (in its capacity as Servicer) consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Servicing Records.

“Servicing Transfer Date” shall mean, the date that occurs forty-five (45) days after the earlier of (i) the termination of Seller as servicer of the Purchased Loans pursuant to Section 43 hereof, and (ii) the related Purchase Date for each such loans.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Settlement Agent” shall have the meaning assigned thereto in the Custodial Agreement.

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subservicer” shall have the meaning provided in Section 43(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Seller.

“Substitute Loans” has the meaning assigned thereto in Section 16.

“Surety Bond” means any limited purpose surety bond identified by a policy number guaranteeing payment by the related insurer to the applicable Permitted Beneficiary of any shortfalls that occur with respect to any Additional Collateral Mortgage Loan that becomes a Defaulted Loan.

“Surety Bond Issuer” shall mean, with respect to each Additional Collateral Mortgage Loan, the surety bond issuer for the related Surety Bond covering such Additional Collateral Mortgage Loan.

“Tangible Net Worth” shall mean, at any date of determination, with respect to the Guarantor, the Consolidated Net Worth of the Guarantor and its Consolidated Subsidiaries minus the aggregate book value of all intangible assets of the Guarantor and its Consolidated Subsidiaries, in each case as of such date in accordance with GAAP.

“Termination Date” shall mean June 25, 2009, the Early Termination Date or such other date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a written request by Seller in the form of Exhibit D hereto, to enter into a Transaction, in a form to be mutually agreed upon among Seller and Buyer, which is delivered to Buyer.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines of Seller attached as Exhibit E hereto, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time (including without limitation by the addition of any third party’s underwriting guidelines) and, with respect only to material amendments, supplements or other modifications, with Buyer’s prior written consent.

“Undocumented Loan” shall have the meaning provided in the Custodial Agreement.

“Undocumented Loan Schedule” shall have the meaning provided in the Custodial Agreement.

“Undocumented Loan Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United States Code, as amended.

“USAA Guidelines”  USAA Federal Savings Bank underwriting guidelines and all amendments or additions thereto.

“USAA Loan” shall mean a Loan that meets USAA Guidelines.

“Wet Loan” shall mean a wet-funded Loan which is underwritten in accordance with the Underwriting Guidelines and does not contain all the required Loan Documents in the Mortgage File, which in order to be deemed to be an Eligible Loan shall have the following additional characteristics:

(a)           the proceeds thereof have been funded (or, on the Purchase Date supported by a Transaction Notice are being funded) by wire transfer or cashier’s check, cleared check or draft or other form of immediately available funds to the Settlement Agent for such Wet Loan;

(b)           Seller expects such Wet Loan to close and become a valid lien securing actual indebtedness by funding to the order of the Mortgagor thereunder;

(c)           the proceeds thereof have not been returned to Buyer from the Settlement Agent  for such Wet Loan;

(d)           Seller has not learned that such Wet Loan will not be closed and funded to the order of the Mortgagor;

(e)           upon recordation such Loan will constitute a first lien on the premises described therein; and

(f)           Seller shall have obtained an Insured Closing Letter and an Escrow Letter with respect to such Wet Loan.

“Wet Loan Trust Receipt” shall have the meaning provided in the Custodial Agreement.

(b)           Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

(c)           Interpretation.  The following rules of this subsection (c) apply unless the context requires otherwise.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning and include the plural as well as the singular.  A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement.  A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns.  A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof.  A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” is not limiting and means “including without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error.  A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.  Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.  At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties.  In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself.  Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion.  Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Loans, any other Person or the Purchased Loans.

3.	THE TRANSACTIONS

(a)          Subject to the terms and conditions of the Program Documents, Buyer shall, from time to time enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price.  Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction by delivering (i) a Transaction Notice, appropriately completed, and a Loan Schedule to Buyer and Custodian, and (ii) the Mortgage File to Custodian or each Loan proposed to be included in such Transaction, which Transaction Notice and Loan Schedule must be received no later than 5:00 p.m. (New York City time) one Business Day prior to the requested Purchase Date.  Such Transaction Notice shall clearly indicate those Loans that are intended to be Conforming Loans, Jumbo A Credit A Loans, USAA Loans, Undocumented Loans, Wet Loans and Dry Loans and include a Loan Schedule in respect of the Eligible Loans that Seller proposes to include in the related Transaction.  Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price, Pricing Rate and Repurchase Date (subject to Section 3(i)).  Seller agrees to repurchase from Buyer, on the same Business Day of discovery, any Undocumented Loans or Wet Loans that were previously subject to a Transaction that do not close for any reason including, but not limited to, a Rescission.  In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement and the Transaction Notice, Buyer shall deliver to Seller, in electronic or other format, a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date.  By entering in to a Transaction with Buyer, Seller consents to the terms set forth in any related Confirmation.  Any such Transaction Notice and the related Confirmation, if any, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates.  In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

(b)          Pursuant to and in accordance with the terms and provisions of the Custodial Agreement, the Custodian shall review any Required Documents delivered to it and shall deliver to Buyer, via Electronic Transmission acceptable to Buyer, Custodian Loan Transmissions and Exception Reports showing the status of all Loans then held by the Custodian, including but not limited to the Undocumented Loans, Wet Loans and Dry Loans which are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 6(b) or Section 7 of the Custodial Agreement.  In addition, pursuant to and in accordance with the terms and provisions of the Custodial Agreement, the Custodian shall deliver to Buyer on each Purchase Date and such other dates as specified in the Custodial Agreement, one or more Trust Receipts relating to the Loans.  The original copies of each Trust Receipt shall be delivered to JPMorgan Chase Bank at Four New York Plaza, Ground Floor, Outsourcing Department, New York, New York 10004, Attention:  Jennifer John for the account of Greenwich Capital Markets, telephone number (212) 623-5953, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service.

(c)          Notwithstanding the provisions of Sections 3(a) and 3(b) above requiring the execution of a Transaction Notice and delivery of the Mortgage Files to the Custodian prior to the Purchase Date, with respect to each Transaction involving a Wet Loan or an Undocumented Loan, Seller shall, in lieu of delivering the Mortgage Files with respect to Wet Loans and Undocumented Loans on such Purchase Date or date of substitution, (i) prior to 5:00 p.m. (New York City time) on the related Business Day immediately preceding the Purchase Date or date of substitution, as applicable, deliver to the Custodian a Wet Loan Schedule or Undocumented Loan Schedule, as applicable, setting forth a list of all such Wet Loans or Undocumented Loans and cause the Custodian to deliver to Buyer a Wet Loan Trust Receipt or an Undocumented Loan Trust Receipt, as applicable, with respect thereto, and (ii) Seller deliver the Mortgage Files to the Custodian and cause the Custodian to deliver a Dry Loan Trust Receipt to Buyer (by telecopier with hard copy to follow on the following Business Day) not later than the day that is ten (10) Business Days following the related Purchase Date or date of substitution, as applicable, with respect to each Wet Loan or Undocumented Loan.  The original copies of such Wet Loan Trust Receipts, Undocumented Loan Trust Receipts and Dry Loan Trust Receipts shall be delivered to JPMorgan Chase Bank at Four New York Plaza, Ground Floor, Outsourcing Department, New York, New York 10004, Attention:  Jennifer John for the account of Greenwich Capital Markets, telephone number (212) 623 5953, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service.

(d)          Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default, Event of Default or Event of Termination shall have occurred and be continuing, not later than 2:00 p.m. (New York City time) on the requested Purchase Date, if all conditions precedent are satisfied by 5:00 p.m. on the Business Day preceding the requested Purchase Date, purchase the Eligible Loans included in the related Transaction Notice by transferring, via wire transfer (pursuant to wire transfer instructions provided by Seller on or prior to such Purchase Date), the Purchase Price.  Seller acknowledges and agrees that the Purchase Price paid in connection with any servicing released Loans that are purchased in any Transaction includes a mutually negotiated premium allocable to the portion of such Purchased Loans that constitutes the related Servicing Rights.

(e)          With respect to each Additional Collateral Mortgage Loan sold to Buyer under this Agreement, the Seller hereby assigns to the Buyer its security interest in and to any related Additional Collateral, all of its rights in each related Additional Collateral Agreement and Additional Collateral Servicing Agreement, its right to receive amounts due or to become due in respect of any related Additional Collateral and its rights as beneficiary under the related Surety Bond in respect of any Additional Collateral Mortgage Loans.  Seller acknowledges and agrees that any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Additional Collateral Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest with respect to each Additional Collateral Mortgage Loan on the property described therein and Seller has full right to pledge and assign the same to Buyer.

(f)          Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(i)           Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein; or

(ii)           Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely adequately to cover the cost to Buyer of purchasing and holding Loans hereunder; or

(iii)           it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Base Rate;

then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to purchase Loans hereunder, and Seller shall, at its option, either repurchase such Loans or pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Loans.

(g)          Seller shall repurchase Purchased Loans from Buyer on each related Repurchase Date.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan.  Seller is obligated to obtain the Purchased Loans from Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date.  Any amounts required to be paid to Buyer under this Section 3(g) must be received by Buyer and the computer tape relating to the Purchased Loans being repurchased under this Section 3(g) must be uploaded to the Buyer’s website by 4:00 p.m. (New York City time) on the related Repurchase Date.

(h)          Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, a Purchased Loan that is repurchased by Seller on the Repurchase Date shall become subject to a new Transaction.  Buyer shall purchase the related Eligible Loans pursuant to the procedures set forth in Section 3(d).  For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(i)          If Seller intends to repurchase any Loans on any day which is not a Repurchase Date, Seller shall give one (1) Business Day’s prior written notice thereof to Buyer.  If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.  Such early repurchases shall be in an aggregate principal amount of at least $100,000.  Any amounts required to be paid to Buyer under this Section 3(i) must be received by Buyer, and the computer tape relating to the Purchased Loans being repurchased under this Section 3(i) must be uploaded to the Buyer’s website, by 4:00 p.m. (New York City time) on such date of repurchase.

(j)          [Reserved.]

(k)          If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder;

(iii)           shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4.	PAYMENTS; COMPUTATION; COMMITMENT AND NON-UTILIZATION FEES

(a)          Payments.  Except to the extent otherwise provided herein, all payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer at JPMorgan Chase Bank Account Number   , For the A/C of The Royal Bank of Scotland plc, ABA#   , Attn:  Brett Kibbe, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)          Computations.  The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(c)          Commitment Fee.  Seller agrees to pay to Buyer the Commitment Fee on the Restatement Effective Date.  The Commitment Fee payable on the Restatement Effective Date shall be reduced by the amount of any Commitment Fee (as defined in the Original Repurchase Agreement) paid by Seller under the Original Repurchase Agreement attributable to the period beginning on the Restatement Effective Date and ending on October 29, 2008, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer on the Restatement Effective Date.

(d)          Renewal Commitment Fee.  Seller agrees to pay to Buyer the Renewal Commitment Fee on the Renewal Date, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim.  Buyer may, in its sole discretion, net such commitment fees from the proceeds of any Purchase Price paid to Seller.

(e)          Non-Utilization Fee.  On a quarterly basis and on the Termination Date, Buyer shall determine the average quarterly utilization during the preceding quarter (or with respect to the Termination Date, during the period from the date through which the last non-utilization fee calculation has been made to the Termination Date) by Seller by dividing (a) the sum of the Purchase Prices outstanding on each day during such period, by (b) the number of days in such period.  If such average amount determined for any period as a percentage of the Committed Amount (the “Utilization Percentage”) is less than 30%, Seller shall pay to Buyer on the Payment Date on or immediately succeeding such date of calculation or Termination Date, as applicable, a non-utilization fee equal to the product of (i) 0.15% per annum, times (ii) the Committed Amount, times (iii) 1 minus the Utilization Percentage (the “Non-Utilization Fee”).  If the Utilization Percentage in any period is greater than or equal to 30%, Buyer shall not be paid a Non-Utilization Fee for that period.  All payments shall be made to Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim.  Buyer may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Purchase Price paid to any Seller.

5.	TAXES; TAX TREATMENT

(a)          All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due.  If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall:  (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b)          In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)          Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d)          Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this

Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer.  Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas.  Reg.  Section 1.1441-1(e)(4)(ii)(D).  For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e)          Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement.  Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f)          Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

6.	MARGIN MAINTENANCE

(a)          If at any time the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions (such event, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller in such Transactions to transfer to Buyer cash or, at Buyer’s option (and provided Seller has additional Eligible Loans), additional Eligible Loans (“Additional Purchased Loans”) on a servicing released basis within one (1) Business Day of such notice by Buyer, so that the cash and aggregate Market Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon equal or exceed such aggregate MV Margin Amount (either requirement, a “Margin Call”); provided that if Seller transfers cash, Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.

(b)          Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof.  Any notice given on a Business Day at or prior to 11:00 a.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the same Business Day.  Any notice given on a Business Day following 11:00 a.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 1:00 p.m. (New York City time) on the following Business Day.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer.  Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income (other than any FNMA Loan Purchase Proceeds) received in respect of the Purchased Loans, whether by Buyer, Custodian or any servicer or any other Person, which is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date; provided further that Seller shall hold all such Income (other than any FNMA Loan Purchase Proceeds) in the Collection Account.  Seller shall deposit all Income (other than any FNMA Loan Purchase Proceeds) received by it into the Collection Account within three (3) Business Days of Seller’s receipt thereof.  Seller shall direct FNMA to deposit all FNMA Loan Purchase Proceeds directly into the FNMA Loan Purchase Account.  In addition, Seller shall direct FNMA Account Bank to deposit directly to the RBS Sub-Account the purchase price, and all other amounts on deposit in the FNMA Loan Purchase Account that relate to Fannie Mae’s purchase from Seller from time to time of Landscape Loans that are from time to time subject to Transactions under this Agreement.  Seller shall instruct FNMA Account Bank to withdraw amounts on deposit in the RBS Sub-Account on a daily basis and to pay such funds to or upon the order of Buyer to the extent necessary to reduce the aggregate outstanding Repurchase Price of all Purchased Loans sold by Seller to Fannie Mae and all other related Obligations to zero.  Provided no Default or Event of Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date any Income (including any FNMA Loan Purchase Proceeds—RBS remaining after giving effect to Buyer’s application on such Repurchase Date of amounts on deposit in the RBS Sub-Account as described in the immediately preceding sentence) is received by Buyer in the Collection Account or in the RBS Sub-Account (or a servicer on its behalf) either (i) transfer (or permit the servicer or Seller to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction.  Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Loans sufficient to eliminate such Margin Deficit, or (B) if an Event of Default or Default has occurred and is then continuing at the time such Income is paid.

8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)          Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations and as security for Seller’s, Guarantor’s or any of their respective Affiliate’s or Subsidiary’s performance of its obligations under any agreement (other than the Chesapeake Facility and the Bishop’s Gate Facility) by and among any such Person, on the one hand, and Buyer or any of Buyer’s Affiliates, on the other hand, Seller hereby grants Buyer a fully perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired:  (i) all Purchased Loans identified on a Transaction Notice delivered by Seller to Buyer and the Custodian from time to time, (ii) any other collateral pledged or otherwise relating to such Purchased Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iii) the Servicing Records and the related Servicing Rights, (iv) all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage File or Servicing File, (v) the Collection Account, the RBS Sub-Account, all Income relating to such Purchased Loans and all FNMA Loan Purchase Proceeds—RBS, (vi) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loans and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (vii) all interests in real property collateralizing any Purchased Loans, (viii) all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (ix) any purchase agreements or other agreements, contracts or takeout commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (x) with respect to each Additional Collateral Mortgage Loan, the Seller’s security interest in, to and under any related Additional Collateral, all rights of Seller in each related Additional Collateral Agreement, each Additional Collateral Servicing Agreement, each Control Agreement, each Surety Bond and all rights of Seller to receive amounts due or to become due in respect of any related Additional Collateral and its rights as beneficiary under the related Surety Bond in respect of any Additional Collateral Mortgage Loans, (xi) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (xii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).  Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b)          At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby.  Seller also hereby authorizes Buyer to file any such financing or continuation statement to the extent permitted by applicable law.  A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.  This Agreement shall constitute a security agreement under applicable law.

(c)          Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 12(l) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least 30 days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d)          Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)           in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii)           to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(iii)           (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, to send “goodbye” letters on behalf of Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e)          The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f)          If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.

(g)          Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account.  Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.

(h)          All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

9.	CONDITIONS PRECEDENT

(a)          As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i)           Program Documents.  The Program Documents duly executed and delivered by Seller thereto and being in full force and effect, free of any modification, breach or waiver.

(ii)           Organizational Documents.  A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Seller, in each case dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and of all corporate or other authority for Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

(iii)           Incumbency Certificate.  An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv)           Legal Opinion.  A legal opinion of counsel to Seller, substantially in the form attached hereto as Exhibit C.

(v)           Filings, Registrations, Recordings.  (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than 14 days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.

(vi)           Fees and Expenses.  Buyer shall have received all fees (including, without limitation, the Commitment Fee or the Renewal Commitment Fee, as applicable) and expenses required to be paid by Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder; provided that any such fees or expenses shall have been billed to the Seller on or prior to the initial Purchase Date.

(vii)           Financial Statements.  Buyer shall have received the financial statements referenced in Section 12(b).

(viii)          Underwriting Guidelines.  Buyer and Seller shall have agreed upon Seller’s current Underwriting Guidelines for Loans and Buyer shall have received a copy thereof certified by a Responsible officer of Seller.

(ix)            Consents, Licenses, Approvals, etc.  Buyer shall have received copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(x)             Insurance.  Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(v) hereof.

(xi)            Collection Account, FNMA Loan Purchase Account and RBS Sub-Account.  Evidence of the establishment of the Collection Account, FNMA Loan Purchase Account and RBS Sub-Account.

(xii)           Due Diligence.  Buyer shall have received evidence in form and substance satisfactory to Buyer with respect to a due diligence review of the Seller.

(xiii)          Other Documents.  Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

(b)          The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i)           No Default, Event of Default or Event of Termination shall have occurred and be continuing.

(ii)           Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12 and Schedule 1-A hereof (and, in the case of a Fannie Mae Loan, Schedule 1-B hereof, and, in the case of a Freddie Mac Loan, Schedule 1-C hereof) and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(v), 12(w) and Schedules 1-A, 1-B and 1-C, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).  At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions except where the lack of such license and/or authorizations would not be reasonably likely to have a Material Adverse Effect or any Material Adverse Effect with respect to any particular Loan proposed to be subject to such Transaction.

(iii)           The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.  Each Loan subject to such Transaction shall satisfy all Eligible Loan criteria.

(iv)           Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 44 hereof, Buyer shall have completed its Due Diligence Review of the Mortgage File for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Loans as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion.

(v)           Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	The Transaction Notice and Loan Schedule with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)
The Dry Loan Trust Receipt with respect to such Purchased Loans consisting of Dry Loans, the Undocumented Loan Trust Receipt with respect to such Purchased Loans consisting of Undocumented Loans, and the Wet Loan Trust Receipt with respect to such Purchased Loans consisting of Wet Loans, in each case separately identifying such categories of Loans as Buyer may from time to time request pursuant to the terms and provisions of the Custodial Agreement and with the related Custodian Loan Transmission and Exception Report or Undocumented Loan Schedule and Wet Loan Schedule, as applicable, attached; and

(C)
Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment.

(vi)           [Reserved].

(vii)           With respect to any Loan that was funded in the name of or acquired by a Qualified Originator which is an Affiliate of Seller, Buyer may, in its sole discretion, require Seller to provide evidence sufficient to satisfy Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Buyer in its sole discretion, that such Loan was acquired in a legal sale.

(viii)                      None of the following shall have occurred and/or be continuing:

i.           an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; or

ii.           any other event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

(ix)           If any Loans to be purchased hereunder were acquired by Seller, such Loans shall conform to Seller’s Underwriting Guidelines or Buyer shall have received Underwriting Guidelines for such Loans acceptable to Buyer in its discretion.

(x)            If any Loans are serviced by a Servicer other than Seller or by a Subservicer, Buyer shall have received, no later than 10:00 a.m. three (3) days prior to the requested Purchase Date for such Loans, an Instruction Letter, executed by Seller, with the related Servicing Agreement attached thereto, which such Servicing Agreement shall be in form and substance acceptable to Buyer.

(xi)            In no event shall Buyer be required to enter into (A) more than one (1) Transaction in any one Business Day, nor (B) any Transaction whose Purchase Price would be less than $1,000,000.

(xii)           Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC 1.

(xiii)          Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document.

(xiv)          Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(xv)           There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xvi)           With respect to each Purchased Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Loan that is duly executed by the related secured party and Seller.  Such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage File.

(xvii)           With respect to the initial purchase of any Purchased Loan that is a Wet Loan, immediately prior to the Purchase Date, Seller shall have caused the Disbursement Agent to establish the Disbursement Account and execute and deliver the related Disbursement Agent Agreement.

10.	RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price with respect to a Purchased Loan and all other Obligations (if any) then owing, unless a Default, Event of Default or Event of Termination shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to Seller and shall execute such customary security interest release documents as may be reasonably requested by Seller, in each case unless such release and termination would give rise to or perpetuate a Margin Deficit.  Notwithstanding the foregoing, Buyer shall release all Purchased Items, notwithstanding the occurrence of an Event of Termination, upon payment in full by Seller pursuant to Section 17 of the Repurchase Price for all Purchased Items then subject to outstanding Transactions and payment in full of all other Obligations then due to Buyer or any of Buyer’s Affiliates.  Except as set forth in Section 16, Seller shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date in Section 3(i).

If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11.	RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

12.	REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that throughout the term of this Agreement:

(a)          Existence.  Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b)          Financial Condition.  Seller has heretofore furnished to Buyer a copy of its (1) consolidated balance sheet for the fiscal year ended December 31, 2007 and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a nationally recognized public accounting firm and (2) unaudited consolidated balance sheet for the quarterly fiscal period(s) ended March 31, 2008 and the related unaudited consolidated statements of income and retained earnings and of cash flows for it for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year.  All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2007 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.

(c)          Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or Affiliates, other than actions, suits, arbitrations, investigations or proceedings disclosed on Schedule 5 hereto, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

(d)          No Breach.  Neither (a) the execution and delivery of the Program Documents, or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

(e)          Action.  Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(f)          Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

(g)          Taxes.  Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for (i) any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided or (ii) any such taxes for which an extension has been obtained in compliance with applicable law.  The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.  Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(h)          Investment Company Act.  Neither Seller nor any of its Subsidiaries is required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)          No Legal Bar.  The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j)          Compliance with Law.  No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Effect.

(k)          No Default.  None of Seller, Guarantor nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect unless such default is a default under the Revolving Credit Agreement that has been expressly waived by RBS.  No Default, Event of Default or Event of Termination described in Section 17(a)(ii) or Section 17(a)(iii) has occurred and is continuing.

(l)          Chief Executive Office; Chief Operating Office.  Seller’s chief executive office and chief operating office on the Effective Date is located at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054.  During the four months immediately preceding the Effective Date, Seller continuously conducted it business solely in its own name at all times, did not change its name, maintained its chief executive office in the jurisdiction in which presently located and was organized at all times under the laws of the State of New Jersey.

(m)          Location of Books and Records.  The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.

(n)          True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or any of its Subsidiaries to Buyer in connection with the negotiation, preparation, delivery or performance of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto or in connection herewith or therewith, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to a Responsible Officer of Seller that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(o)          Consolidated Net Worth; Indebtedness Ratio.  Guarantor’s Consolidated Net Worth on the last day of any fiscal quarter is not less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004.  The ratio of Indebtedness of the Guarantor and its Consolidated Subsidiaries to Guarantor’s Tangible Net Worth does not exceed 10.0 to 1.0.

(p)          ERISA. Each Plan to which Seller or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.  No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Section 13(a)(v) hereof.

(q)          Licenses.  Buyer will not be required as a result of purchasing the Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.

(r)          Filing Jurisdictions; Relevant States.  Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items.  Schedule 3 sets forth all of the states or other jurisdictions in which Seller originates Loans in its own name or through brokers on the date of this Agreement.

(s)          True Sales.  Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to Buyer.

(t)          No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries has a Material Adverse Effect.

(u)          Subsidiaries.  All of the Subsidiaries of Seller at the date hereof are listed on Schedule 4 to this Agreement.

(v)          Origination and Acquisition of Loans.  The Loans were originated or acquired by Seller, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the Underwriting Guidelines.  With respect to Loans acquired by Seller, all such Loans are in conformity with the Underwriting Guidelines.  Each of the Loans complies with the representations and warranties listed in Schedule 1-A hereto (and, in the case of Fannie Mae Loans, Schedule 1-B hereto, and, in the case of Freddie Mac Loans, Schedule 1-C hereto).

(w)          No Adverse Selection.  Seller used no selection procedures that identified the Eligible Loans as being less desirable or valuable than other comparable Loans owned by Seller.

(x)          Seller Solvent; Fraudulent Conveyance.  As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage.  Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.  Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(y)          No Broker.  Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(z)          MERS. Seller is a member of MERS in good standing.

(aa)        FNMA Loan Purchase Account.  Seller has directed Fannie Mae to deposit directly into the FNMA Loan Purchase Account the purchase price and all other amounts to be paid by Fannie Mae to or upon the direction of Seller in connection with the purchase from time to time of Landscape Loans  by Fannie Mae from Seller.  Seller has not amended, supplemented or otherwise modified in any respect such payment and deposit directions without Buyer’s prior written consent.

(bb)        RBS Sub-Account.  Seller has directed FNMA Account Bank to deposit daily into the RBS Sub-Account the purchase price and all other amounts to be deposited by Fannie Mae into the FNMA Loan Purchase Account in connection with Fannie Mae’s purchase from Seller from time to time of Landscape Loans that are subject to Transactions under this Agreement immediately prior to such purchase.  Seller has not amended, supplemented or otherwise modified in any respect such direction without Buyer’s prior written consent.

(cc)         Insured Closing Letter.  As of the date hereof and as of the date of each delivery of a Wet Loan, the Settlement Agent has obtained an Insured Closing Letter, closing protection letter or similar authorization letter from a nationally recognized title insurance company approved by Buyer, copies of which shall be delivered by Seller to the Custodian prior to the Purchase Date.  Among other things, the Insured Closing Letter covers any losses occurring due to the fraud, dishonesty or mistakes of the closing agent.  The Insured Closing Letter inures to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

(dd)         Escrow Agreement.  As of the date hereof and as of the date of each delivery of a Wet Loan, the Settlement Agent has executed an escrow agreement or letter stating that in the event of a Rescission of or if for any reason the Loan fails to fund on a given day, the party conducting the closing is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for the benefit of Buyer and such funds shall be redeposited   in the Disbursement Account for benefit of Buyer not later than one Business Day after failure of the Loan to fund on a given day. Such Escrow Agreement inures to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

(ee)          Permitted Beneficiaries.  Each Additional Collateral Mortgage Loan is an “Additional Collateral Mortgage Loan,” as such term is defined in the related Surety Bond, and each of Seller and Buyer is a “Permitted Beneficiary” of the rights of the related Approved Provider; provided that Buyer shall not be a “Permitted Beneficiary” unless and until the assignment and notice of transfer attached to the Surety Bond is completed in accordance with the terms of the Surety Bond and the Surety Bond Issuer has consented in writing to such assignment.

(ff)             The Additional Collateral Servicing Agreement.  The Additional Collateral Servicing Agreement is in full force and effect and its provisions have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder.  Neither Seller nor the Additional Collateral Servicer is in default under the Additional Collateral Servicing Agreement.

(gg)            Security Interest of Seller.  Pursuant to the Additional Collateral Agreement, with respect to each Additional Collateral Mortgage Loan, Seller has a first-priority perfected security interest in each Securities Account, or, if necessary to perfect a first-priority security interest in each asset contained in such Securities Account, a perfected first-priority security interest in each such asset contained in each Securities Account.

(hh)           Security Interest of Buyer.  Upon the purchase of each Additional Collateral Mortgage Loan, Buyer will acquire a first-priority perfect security interest in the related Securities Account or, if necessary to perfect a first-priority security interest in each asset contained in such Securities Account, a perfected first-priority security interest in each such asset contained in each Securities Account.

13.	COVENANTS OF SELLER

Seller covenants and agrees with Buyer that during the term of this Agreement:

(a)          Financial Statements and Other Information; Financial Covenants.

Seller shall deliver to Buyer:

(i)           As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, a certification in the form of Exhibit A together with the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and the consolidated Subsidiaries of Seller for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and the Subsidiaries of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(ii)           As soon as available and in any event within 90 days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iii)           From time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request; and

(iv)           As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which Seller, or any Subsidiaries of Seller makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

a.           any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Sections 412, 430, 431 and 432 of the Code or Sections 302-305 (inclusive) of ERISA, including, without limitation, the failure to make on or before its due date a required installment under any such Section, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code); and any request for a waiver under Section 412(c) of the Code for any Plan;

b.           the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

c.           the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

d.           the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

e.           the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

f.           the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(v)           Seller will furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, a certificate of a Responsible Officer of Seller to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default, Event of Default or Event of Termination except as specified in such certificate (and, if any Default, Event of Default or Event of Termination has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

(b)          Litigation.  Seller will promptly, and in any event within five (5) Business Days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which an adverse determination would result in a Material Adverse Effect to the extent that such legal or arbitrable proceedings were not disclosed on Schedule 5 hereto.

(c)          Existence, Etc.  Each of Seller and its Subsidiaries will:

(i)           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii)           comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)           keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)           not move its chief executive office or chief operating office from the addresses referred to in Section 12(l) unless it shall have provided Buyer 30 days prior written notice of such change;

(v)           pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vi)           permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default or Event of Termination, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

(d)          Prohibition of Fundamental Changes.  Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect.

(e)          Margin Deficit.  If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6 hereof.

(f)          Notices.  Seller shall give notice to Buyer promptly in writing of any of the following:

(i)           Upon Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default, Event of Termination under Section 17(a)(ii) or Section 17(a)(iii) or any event of default, default or event of termination under any Program Document or other material agreement of the type specified in Section 18(q) of Seller;

(ii)           upon, and in any event within five (5) Business Days after, service of process on Seller or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Program Documents or (ii) is required to be disclosed by Guarantor in its public filings pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission as in effect from time to time thereunder;

(iii)           upon Seller becoming aware of any default related to any Purchased Items, any Material Adverse Effect, and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)           upon Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Loan;

(v)           upon the entry of a final, non-appealable judgment or decree against Seller or any of its Subsidiaries in an amount in excess of $3,000,000;

(vi)           any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(vii)           any material dispute, licensing issue, litigation, investigation, proceeding or suspension between Seller or its Subsidiaries, on the one hand, and any Governmental Authority or any other Person; and

(viii)                      any material change in accounting policies or financial reporting practices of Seller or its Subsidiaries.

Each notice pursuant to this Section 13(f) (other than (vi) above) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(g)          Servicing.  Except as provided in Section 43, Seller shall not permit any Person other than Seller to service Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(h)          Underwriting Guidelines.  Seller shall not permit any material modifications to be made to the Underwriting Guidelines and shall not request that any material modifications be made to any Agency Guidelines that will in any case impact either Buyer or the Purchased Loans without the prior consent of Buyer (such consent not to be unreasonably withheld); provided, however, that the consent of Buyer shall not be required for any modifications required pursuant to the Agency Guidelines (other than with respect to material changes to Agency Guidelines specifically agreed to by Seller and the related Agency).  Seller agrees to deliver to Buyer copies of the Underwriting Guidelines and the Agency Guidelines in the event that any material changes are made to the Underwriting Guidelines or any material changes requested by Seller are made to the Agency Guidelines, in each case following the Effective Date.

(i)          Lines of Business.  Seller shall not make any material change in the nature of its business as conducted on the date hereof.

(j)          Transactions with Affiliates.  Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(k)          Defense of Title.  Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(l)          Preservation of Purchased Items.  Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority.  Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(m)          No Assignment.  Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents.

(n)          Limitation on Sale of Assets.  Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that Seller may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.

(o)          Assignment.  Seller shall assign to Buyer all right, title and interest of Seller under the Additional Collateral Agreement and the Additional Collateral Servicing Agreement with respect to Additional Collateral Mortgage Loans transferred.

(p)          With respect to each Purchased Loan that is an Additional Collateral Mortgage Loan, in addition to any Required Documents,

(i)           Seller shall promptly (but in any event, by no later than July 15, 2008), enter into and cause the Additional Collateral Servicer to enter into an Assignment, Assumption and Recognition Agreement with Buyer or its designee, which shall be substantially in the form of Exhibit L hereto, with such changes thereto as the parties may mutually agree upon; and

(ii)           not later than the 2nd Business Day following the occurrence of a Default or an Event of Default, or promptly, but in any event within five (5) Business Days of request by Buyer, Seller shall deliver or cause to be delivered to Buyer each document in

Seller’s possession or control relating to the Additional Collateral Mortgage Loans, including, without limitation, (A) an original assignment of the related Additional Collateral Agreement, acceptable to Buyer in its sole discretion; (B) an original assignment of the Control Agreement from the Additional Collateral Servicer in blank; (C) a copy of the UCC-1 and an original form UCC-3, if applicable, together with any instrument required to be delivered under the related Surety Bond for transferring coverage under such Surety Bond; and (D) a copy of the related Additional Collateral Servicing Agreement.

(q)          Maintenance of Consolidated Net Worth.  Guarantor shall not permit its Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004.

(r)          Maintenance of Ratio of Total Indebtedness to Tangible Net Worth.  Guarantor shall not permit the ratio of Indebtedness of the Guarantor and its Consolidated Subsidiaries to Guarantor’s Tangible Net Worth to exceed 10.0 to 1.0.

(s)          Additional Repurchase or Warehouse Facilities.  Seller shall maintain throughout the term of this Agreement, loan repurchase or warehouse facilities with nationally recognized and established counterparties (including Buyer) that provide funding to Seller in an aggregate amount equal to at least $3,000,000,000, which amount (i) shall include the FNMA Facility and the repurchase facility evidenced by this Agreement, (ii) shall not include the Landover Facility or the JV Facility and (iii) shall be provided to Seller on a committed basis, other than the FNMA Facility.

(t)          Servicing Transmission.  Seller shall provide to Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day requested by Buyer) (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the current month, summarizing Seller’s delinquency and loss experience with respect to Loans serviced by Seller (including, in the case of the Loans, the following categories:  current, 30-59, 60-89, 90-119, 120-180 and 180+) and (ii) any other information reasonably requested by Buyer with respect to the Loans.

(u)          No Amendment or Compromise.  Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that Seller may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

(v)          Maintenance of Property; Insurance.  Seller shall keep all property useful and necessary in its business in good working order and condition.  Seller shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to Buyer in writing) and shall not reduce such coverage without the written consent of Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities; provided further that the Seller may amend or modify a Loan in the ordinary course of business to correct errors in accordance with Accepted Servicing Practices.

(w)          Further Identification of Purchased Items.  Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.

(x)          Loan Determined to be Defective.  Upon discovery by Seller or Buyer of any breach of any representation or warranty listed on Schedules 1-A, 1-B or 1-C hereto applicable to any Loan, the party discovering such breach shall promptly give notice of such discovery to the other.

(y)          [Reserved.]

(z)          Certificate of a Responsible Officer of Seller.  At the time that Seller delivers financial statements to Buyer in accordance with Section 13(a) hereof, Seller shall forward to Buyer a certificate of a Responsible Officer of Seller which demonstrates that Seller is in compliance with the covenants set forth in Sections 13(q) and (r) above.

(aa)                    [Reserved]

(bb)                    [Reserved]

(cc)                    Maintenance of Papers, Records and Files.  Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan.  Seller will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(i)           Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves.  Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii)           For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii)           Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with Seller’s officers who have relevant knowledge and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.  Seller shall use reasonable efforts to cause its independent certified public accountants to discuss such matters with Buyer.

(dd)                    Maintenance of Licenses.  Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(ee)                    Taxes, Etc.  Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon Seller or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(ff)                     [Reserved.]

(gg)                    Change of Fiscal Year.  Seller will not at any time, directly or indirectly, except upon sixty (60) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.

(hh)                    [Reserved.]

(ii)          Establishment of Collection Account.  Prior to the initial Purchase Date, Seller shall establish the Collection Account for the sole and exclusive benefit of Buyer.  Seller shall segregate all amounts collected on account of the Purchased Loans, to be held in trust for the benefit of Buyer, and shall remit such collections in accordance with Buyer’s written instructions.  No amounts deposited into such account shall be removed without Buyer’s prior written consent.  Seller shall follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information with respect to the Purchased Loans reasonably requested by Buyer.  Seller shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(jj)          Establishment of FNMA Loan Purchase Account.  Prior to the initial Purchase Date, Seller shall establish the FNMA Loan Purchase Account for the sole and exclusive benefit of Buyer and the other lenders having an interest therein.  Seller shall direct Fannie Mae to deposit directly to the FNMA Loan Purchase Account the purchase price, and all other amounts to be paid by Fannie Mae in connection with its purchase of Landscape Loans from Seller from time to time.  Seller shall segregate all amounts on deposit in the FNMA Loan Purchase Account and shall hold such amounts in trust for the benefit of Buyer and the other lenders having an interest therein.  Seller shall not amend, supplement or otherwise modify in any respect the payment and deposit direction relating to Buyer’s interest in the FNMA Loan Purchase Account, Landscape Loans subject to Transactions under this Agreement from time to time or the RBS Sub-Account without Buyer’s prior written consent.  Seller shall deposit or credit to the FNMA Loan Purchase Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(kk)         Establishment of RBS Sub-Account.  Prior to the initial Purchase Date, Seller shall establish the RBS Sub-Account for the sole and exclusive benefit of Buyer.  Seller shall direct FNMA Account Bank to deposit directly to the RBS Sub-Account the purchase price, and all other amounts on deposit in the FNMA Loan Purchase Account that relate to Fannie Mae’s purchase from Seller from time to time of Landscape Loans that are from time to time subject to Transactions under this Agreement.  Prior to the occurrence and continuance of a Default or an Event of Default, Seller shall direct FNMA Account Bank with respect to the disposition of funds on deposit in the RBS Sub-Account irrespective of whether such funds relate to Landscape Loans then subject to Transactions under this Agreement.  Upon the occurrence and continuance of a Default or an Event of Default, all amounts on deposit in the RBS Sub-Account shall be subject to Buyer’s exclusive control and Seller’s authority to direct the disposition of such funds shall immediately cease.  Seller shall deposit or credit to the RBS Sub-Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.  Seller shall segregate all amounts on deposit in the RBS Sub-Account and shall hold such amounts in trust for the benefit of Buyer, and shall remit all such amounts payable to Buyer in accordance with Buyer’s written instructions.  Seller shall not amend, supplement or otherwise modify in any respect the foregoing procedures without Buyer’s prior written consent.

(ll)          MERS. Seller will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Loans for as long as such Purchased Loans are registered with MERS.

14.	REPURCHASE DATE PAYMENTS

On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15.	REPURCHASE OF PURCHASED LOANS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Schedules 1-A, 1-B or 1-C to this Agreement, Seller shall give prompt written notice thereof to Buyer.  Upon any such discovery by Buyer, Buyer will notify Seller.  It is understood and agreed that the representations and warranties set forth in Schedules 1-A, 1-B and 1-C with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer.  The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement.  Seller shall, within two (2) Business Days of the earlier of Seller’s discovery or Seller receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Schedules 1-A, 1-B or 1-C, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects.  If within two (2) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Loans to Buyer, as provided in Section 16 hereof.

16.	SUBSTITUTION

Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Loans (the “Substitute Loans”) for any Purchased Loans.  Such substitution shall be made by transfer to Buyer of such Substitute Loans and transfer to Seller of such Purchased Loans (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Substitute Loan as described in the form of Transaction Notice.  Upon substitution, the Substitute Loans shall be deemed to be Purchased Loans, the Reacquired Loans shall no longer be deemed Purchased Loans, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Loans and any Purchased Items solely related to such Reacquired Loans to Seller unless such termination and release would give rise to or perpetuate a Margin Deficit.  Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.

17.	EVENT OF TERMINATION

(a)          Each of the following events shall constitute an Event of Termination (an “Event of Termination”):

(i)           Any event having a material adverse effect, as determined by Buyer in good faith, on (A) the property, business, operations, or financial condition of Seller or

Guarantor, (B) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (C) the validity or enforceability of any of the Program Documents, (D) the rights and remedies of Buyer under any of the Program Documents, (E) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith or (F) the Purchased Items in the aggregate;

(ii)           Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well being of Seller and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request;

(iii)           Seller’s membership in MERS is terminated for any reason and such membership shall not be reinstated within five (5) Business Days; and

(iv)           Seller shall fail to comply with the requirements of Section 13(s) hereof.

(b)          Upon the occurrence of an Event of Termination, Buyer shall have the right to terminate this Agreement and all Transactions hereunder by delivering written notice of termination to Seller (a “Notice of Termination”), in which event (i) Buyer’s obligation to enter into new Transactions hereunder shall immediately terminate, (ii) the aggregate outstanding Repurchase Price for all Transactions hereunder and all other Obligations shall be due and payable (A) on the date that is sixty (60) days following delivery of such Notice of Termination to Seller or, (B) with respect to the Event of Termination set forth in Section 17(a)(iv) above, the date that is thirty (30) days following such occurrence (any such date, the “Early Termination Date”) and (iii) the Repurchase Date for all Transactions then outstanding hereunder shall be deemed to be the Early Termination Date.

18.	EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a)          Seller fails to transfer the Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b)          Seller either fails to repurchase the Purchased Loans on the applicable Repurchase Date or fails to perform its obligations under Section 6 or the Guarantor fails to comply with any of its obligations under the Guaranty;

(c)          Seller shall default in the payment of any other amount payable by it hereunder or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for three Business Days; or

(d)          any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedules 1-A, 1-B and 1-C which shall be considered solely for the purpose of determining the Market

Value of the Loans; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis);

(e)          Seller shall fail to comply with the requirements of Section 13(c)(i), Section 13(d), Section 13(f)(i) or (iii), Sections 13(k) through 13(r), Section 13(v), Section 13(jj) or Section 13(kk) hereof; or Seller shall otherwise fail to observe or perform any other agreement contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days;

(f)          any final, non-appealable judgment or judgments or order or orders for the payment of money in excess of $3,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller’s Affiliates or Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of Seller’s Affiliates or Subsidiaries, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(g)          Seller shall admit in writing its inability to, or intention not to, perform any of Seller’s Obligations;

(h)          Seller or any of Seller’s Affiliates or Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of Seller’s Affiliates or Subsidiaries, or of all or any part of Seller’s or Seller’s Affiliates or Subsidiaries’ Property; or makes an assignment for the benefit of Seller or Seller’s Affiliates or Subsidiaries’ creditors;

(i)          A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, or any of Seller’s Affiliates or Subsidiaries, or of any of Seller’s, or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller or any of Seller’s Affiliates or Subsidiaries generally fails to pay Seller’s or Seller’s Affiliates’ or Subsidiaries’ debts as they become due; or Seller or any of Seller’s Affiliates or Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of Seller’s Affiliates or Subsidiaries; or any of Seller’s or Seller’s Affiliates’ or Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against Seller or any of Seller’s Affiliates or Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, and such involuntary petition is not dismissed within thirty (30) days from the date after filing thereof;

(j)          Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates or Subsidiaries, or shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or Subsidiaries or to curtail its authority in the conduct of the business of any Seller or any of Seller’s Affiliates or Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller’s Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby;

(k)          Any Program Document shall for whatever reason (including an event of default thereunder) be terminated, this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby or any of Seller’s material obligations (including Seller’s Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

(l)          Any Event of Termination shall have occurred, as determined by Buyer in its sole discretion, and Seller shall fail to pay to Buyer on or prior to the Early Termination Date the aggregate outstanding Repurchase Price for all Transactions hereunder and any and all other Obligations due and owing to Buyer or any of its Affiliates;

(m)          (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Buyer or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(n)          A Change of Control of Seller shall have occurred without the prior consent of Buyer;

(o)          Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer;

(p)          Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; Seller or any Subsidiary or Affiliate of Seller shall be a “defaulting party” or an “affected party” in respect of an “event of default” or “termination event” (in each case however such condition is defined) under any ISDA Master Agreement, International Foreign Exchange and Currency Option Master Agreement, Master Securities Forward Transaction Agreement, Cross Product Master Agreement or similar over-the-counter dealing or netting agreement with Buyer, any of Buyer’s Affiliates or any third party, which condition allows Buyer, Buyer’s relevant Affiliate or such third party (if applicable, with the giving of notice or after any grace period has elapsed) to designate an early termination date under, or which condition is deemed to result in the termination of, one or more transactions thereunder; or Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by Seller or such other entity and any third party, unless such default or failure to perform is a default under the Revolving Credit Agreement and RBS has expressly waived such default; and

(q)          an Event of Default shall have occurred under the Guaranty.

19.	REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a)           i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Servicing Records and files relating to the Purchased Loans subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii)           Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk any or all or portions of the Purchased Loans on a servicing released basis.  Buyer may purchase any or all of the Purchased Loans at any public or private sale.  Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence.  The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to Breakage Costs, if any, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii)           Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(g),(h),(i) or (j) hereof.

(iv)           The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid.  In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.  Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(v)           To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer.  If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) days before such sale or other disposition.

(b)          Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit.  In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including the Custodian), including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement.  Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c)          Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

(d)          Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.  Upon the occurrence of one or more Events of Default, Buyer shall, in addition to all other rights and remedies provided in this Agreement and by law, have all rights and remedies specified in Section 43.

(e)          Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do.  Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f)          [Reserved.]

(g)          In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies.

Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Loans to be deposited with such Person as Buyer may direct after receipt thereof.  Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate) and all costs and expenses incurred within thirty (30) days of the Event of Default in connection with Buyer’s re-employment of funds, termination of deposits, hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.

20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document.  Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.	NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the ERISA shall be used by either party hereto in a Transaction.

23.	INDEMNIFICATION AND EXPENSES.

(a)          Seller agrees to hold Buyer, its Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. In addition to the foregoing, Seller shall indemnify each Indemnified Party and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that are related to or arise from the non payment of Required Surety Payments with respect to the Additional Collateral Mortgage Loans purchased by Buyer from Seller under this Agreement.  Seller hereby acknowledges that all Obligations of Seller under this Agreement are recourse obligations of Seller.

(b)          Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith.  Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44 hereof.  Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c)          If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer.  No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d)          Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25.	REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto).  Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

26.	FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27.	TERMINATION; RENEWAL

This Agreement shall remain in effect until the Termination Date.  However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination.  Seller’s obligations under Section 3(i), 3(j), Section 5, Section 12, Section 23 and Section 25 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.  Provided that no Default or Event of Default shall have occurred and be continuing as of the Termination Date, and all outstanding Commitment Fees and Renewal Commitment Fees owed by Seller under this Agreement have been paid, this Agreement shall automatically renew for an additional term of 364 days (the date of such renewal, the “Renewal Date”).

28.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30.	AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement may be waived by Buyer.

31.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

32.	SURVIVAL

The obligations of Seller under Sections 3(h), 3(i), 5, 23 and 25 hereof and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans hereunder and the termination of this Agreement.  In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

33.	CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

35.	SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

36.	WAIVER OF JURY TRIAL

EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

37.	ACKNOWLEDGEMENTS

Seller hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b)          Buyer has no fiduciary relationship to Seller; and

(c)          no joint venture exists among or between Buyer and Seller.

38.	HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.

Buyer shall have free and unrestricted use of all Loans and Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Loans and Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Loans and Purchased Items, in all cases subject to Buyer’s obligation to reconvey the Purchased Loans (and not substitutes therefor) on the Repurchase Date.  Nothing contained in this Agreement shall obligate Buyer to segregate any Loans or Purchased Items delivered to Buyer by Seller.

39.	ASSIGNMENTS; PARTICIPATIONS.

(a)          Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer.  Buyer may assign or transfer to any bank or other financial institution that makes or invests in repurchase agreements or loans or any Affiliate of Buyer all or any of its rights under this Agreement and the other Program Documents, provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee, specifying the percentage or portion of such rights and obligations assigned.  Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.

(b)          Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Loans, or any other interest of Buyer hereunder and under the other Program Documents.  In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents.  Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.  Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(h), 3(i), 23 and 25 with respect to its participation in the Loans and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

(c)          Buyer may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit H) and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d)          Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation.  Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.

40.	SINGLE AGREEMENT

Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

41.	INTENT

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the USC, a “securities contract” as that term is defined in Section 741 of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101 of Title 11 of the USC.

It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

The parties hereby agree that all Servicing Agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(a)(v) of Title 11 of the USC and part of the “contract” as such term is used in Section 741 of Title 11 of the USC.

42.	CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer (such consent not to be unreasonably withheld) except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions, (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement hereunder, (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws or (v) such other circumstances as are reasonably within the discretion of a public company in order to meet its corporate obligations; provided that in the case of (ii), (iii), (iv) and (v) Seller shall take reasonable actions to provide Buyer with prior written notice.  Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.  Buyer acknowledges that this Agreement may be filed with the Securities and Exchange Commission; provided that, Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of any Commitment Fee, Renewal Commitment Fee, Non-Usage Fee, Price Differential and Purchase Price from such filed Agreement.

43.	SERVICING

(a)          The Conforming Loans, USAA Loans, Jumbo A Credit A Loans and other Purchased Loans sold by Seller to Buyer hereunder from time to time are sold on a servicing released basis.  During the related Interim Servicing Period, the Seller shall service the Purchased Loans for the benefit of or on behalf of Buyer, provided, however, that the obligation of Seller to service any such Purchased Loan for the benefit of or on behalf of Buyer as aforesaid shall cease upon the payment to Buyer of the Repurchase Price thereof.  Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices.  In the event that any of the Loans included on the Loan Schedule for a particular Purchase Date are Additional Collateral Mortgage Loans, such Additional Collateral Mortgage Loans will be serviced in accordance with clause (g) of this Section 43.  In the event that this Agreement is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of: (i)  the termination thereof by Buyer pursuant to subsection (d) below, (ii) forty-five (45) days after the last Purchase Date of such Purchased Loan, (iii) a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full, or (v) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.

(b)          During the period Seller is servicing the Purchased Loans, (i) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Seller hereby grants Buyer a security interest in all Servicing Rights relating to the Purchased Loans, including the Additional Collateral Mortgage Loans, and all Servicing Records and any and all proceeds of any or all of the foregoing (collectively, the “Servicing Collateral”), in each case whether now owned or existing or hereafter acquired or arising and wherever located, to secure the obligations of Seller or its designee in conformity with this Section 43 and any other obligation of Seller to Buyer.  At all times during the term of this Agreement, Seller covenants to hold such Servicing Records in trust for Buyer and safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request or as otherwise required by this Agreement.  It is understood and agreed by the parties that prior to an Event of Default, Seller shall retain the servicing fees with respect to the Purchased Loans.  With respect to the Servicing Rights for each Purchased Loan, Seller shall deliver such Servicing Rights to Buyer or such other successor servicer as may be designated by Buyer on the Servicing Transfer Date.  With respect to the Servicing Records and the physical and contractual servicing of the Purchased Loans relating to any Transaction, Seller shall deliver or cause the related Servicer or Subservicer to deliver, such Servicing Records and, to the extent applicable, physical servicing to the designee of Buyer, on the Servicing Transfer Date (the “Servicing Delivery Requirement”), unless otherwise stated in writing by Buyer.  Notwithstanding the foregoing, the Interim Servicing Period will be deemed automatically reinstated on each Purchase Date for such Purchased Loan that is subject to a new Transaction (and such Servicing Delivery Requirement shall be deemed restated) and a new 45-day Interim Servicing Period will be deemed to commence for such Purchased Loan as of such Purchase Date in the absence of directions to the contrary from the Buyer.  Further, the Servicing Delivery Requirement will no longer apply to any Purchased Loan that is repurchased in full by the Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction.  If the Interim Servicing Period is not renewed by Buyer, Seller shall be terminated in its servicing capacity and Seller shall transfer such servicing in accordance with Section 43(d) below.  Seller’s transfer of the Servicing Rights, the Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(c)          If the Loans are serviced by any other third party servicer (such third party servicer, the “Subservicer”) Seller shall provide a copy of the related servicing agreement with a properly executed Instruction Letter to Buyer at least three (3) Business Days prior to the applicable Purchase Date or the date on which the Subservicer shall begin subservicing the Loans which shall be in the form and substance acceptable to Buyer (the “Servicing Agreement”) and shall have obtained the written consent of Buyer for such Subservicer to subservice the Loans.

(d)          Buyer may, in its sole discretion if a Default or an Event of Default shall have occurred and be continuing, (i) sell the Purchased Loans without payment of any termination fee or any other amount to Seller and (ii) sell on a servicing released basis any Purchased Loans being serviced by a Subservicer (approved pursuant to Section 43(c)) without payment of any termination fee or any other amount to Seller but subject to the rights of such Subservicer.  Buyer agrees not to direct or otherwise contact any such Subservicer absent a determination in good faith by Buyer that a Default or an Event of Default has occurred and is continuing.  Unless a Default or an Event of Default shall have occurred and be continuing Buyer shall not exercise or attempt to exercise any such servicing rights, including contacting Mortgagors or Subservicers or taking possession of the related Servicing Records, or exercise Sellers’ rights with respect to the Purchased Loans under the related servicing agreement.  Upon the termination of Seller as Servicer of the Purchased Loans pursuant to Sections 43(b), this Section 43(d) or as otherwise provided hereunder, Seller shall transfer such servicing with respect to such Purchased Loans to Buyer or any successor Servicer designated by Buyer, at no cost or expense to Buyer.  In addition, Seller shall provide to Buyer an Instruction Letter from Seller to the effect that upon the occurrence of an Event of Default, Buyer may terminate any Subservicer or Servicing Agreement and direct that collections with respect to the Loans be remitted in accordance with Buyer’s instructions.  Seller agrees to cooperate with Buyer in connection with the transfer of servicing.

(e)          After the Purchase Date, until the Repurchase Date, Seller will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, and Seller will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial Agreement.

(f)          Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Loans as provided in this Agreement.  In addition, with respect to any Subservicer which is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.

(g)          (1) The parties acknowledge that pursuant to each Additional Collateral Servicing Agreement between Seller and the related Additional Collateral Servicer, the Securities Accounts and other Additional Collateral in which Buyer shall have a security interest (pursuant to the terms of this Agreement), shall continue to be maintained and serviced by such

Additional Collateral Servicer.  Seller represents and warrants that the terms of each Additional Collateral Servicing Agreement are not inconsistent with any of the provisions of this Agreement.  Subject to clause (2) below, the Seller shall service and administer the Securities Accounts and other Additional Collateral in accordance with (i) prudent business practices and procedures employed in the industry to administer securities accounts and additional collateral similar to that securing the Additional Collateral Mortgage Loans; (ii) the terms of the related Additional Collateral Servicing Agreement; and (iii) the terms of this Agreement.

(2)           Notwithstanding any other provision of this Agreement to the contrary, except as provided below in this clause (2), the Seller shall have no duty or obligation to service and administer the Additional Collateral, and the Seller shall not be deemed to be the Additional Collateral Servicer with respect to any Additional Collateral Mortgage Loan, unless and until the related Additional Collateral Servicer’s obligations to administer the Additional Collateral as provided in the related Additional Collateral Servicing Agreement have been terminated with respect to such Additional Collateral Mortgage Loans sold hereunder, in which case the Seller shall be bound to service and administer the related Additional Collateral and the related Surety Bond in accordance with the provisions of this Agreement and the related Additional Collateral Servicing Agreement, from the date of such termination.  The Seller shall enforce the obligations of each Additional Collateral Servicer to service and administer the Additional Collateral as provided in the related Additional Collateral Servicing Agreement, and shall take appropriate action thereunder if any Additional Collateral Servicer fails to substantially comply with its obligations to administer the Additional Collateral.  Such enforcement, including without limitation, the legal prosecution of claims, termination of the related Additional Collateral Servicing Agreement with respect to the related Additional Collateral Mortgage Loans, and the pursuit of other appropriate remedies, shall be carried out as the Seller, in its good faith business judgment, would require were it the owner of the related Securities Accounts and other Additional Collateral.  Without in any way limiting any other remedies set forth herein, Seller shall indemnify the Buyer and hold it harmless against any and all liabilities, losses, damages, judgments, costs, expenses, penalties, fines, forfeitures, reasonable legal fees and expenses and claims of any kind (collectively “Losses”) that arise with respect to Additional Collateral Mortgage Loans purchased by Buyer from Seller hereunder, provided that such Losses are caused by the related Additional Collateral Servicer’s failure to administer the Additional Collateral as provided in the related Additional Collateral Servicing Agreement and in a manner consistent with the standard set forth in clause (1) above.

(3)           Seller represents and warrants that the related Additional Collateral Servicer shall use its best reasonable efforts to realize upon any related Additional Collateral for such of the Additional Collateral Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments; provided that the related Additional Collateral Servicer shall not obtain title to any such Additional Collateral as a result of or in lieu of the disposition thereof or otherwise; and provided further that the related Additional Collateral Servicer shall not proceed with respect to such Additional Collateral in any manner that would impair the ability to recover against the related Mortgaged Property.  Any proceeds realized from such Additional Collateral (other than amounts to be released to the

Mortgagor or the related guarantor in accordance with procedures that the Seller would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note and to the terms and conditions of any security agreement, guarantee agreement, mortgage or other agreement governing the disposition of the proceeds of such Additional Collateral) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 7 hereof; provided, that such proceeds shall not be so deposited if the Required Surety Payment in respect of such Additional Collateral Mortgage Loan has been deposited in the Collection Account or otherwise paid to the Buyer (except to the extent of any such proceeds taken into account in calculating the amount of the Required Surety Payment).

(4)           Seller’s obligations to administer the Securities Accounts shall terminate upon termination of the related Additional Collateral Agreement.  Buyer acknowledges coverage under the terms and provisions of the related Surety Bond as to any particular Additional Collateral Mortgage Loan shall terminate upon termination of the related Additional Collateral Agreement; provided, however, that such termination shall not affect claims arising under this Agreement or the related Surety Bond prior to the date of termination of the related Additional Collateral Agreement.

(5)           The Additional Collateral Servicer with respect to each Additional Collateral Mortgage Loan may, without the consent of the Buyer, amend or modify an Additional Collateral Agreement in any non material respect to reflect administrative or account changes, provided that the same are consistent with the Seller’s Underwriting Guidelines.  Seller shall provide Buyer with prior written notice of any such changes.

(h)       (1)           If a Required Surety Payment is payable pursuant to the related Surety Bond with respect to any Additional Collateral Mortgage Loan, as determined by the Seller, the related Additional Collateral Servicer shall so notify the related Surety Bond Issuer promptly.  The Seller shall cause the prompt completion of any necessary documentation relating to the related Surety Bond and shall cause the prompt submission of such documentation to the related Surety Bond Issuer as a claim for a required surety.  The Buyer shall execute such documentation if requested by the related Additional Collateral Servicer.

(2)           In the event that the Seller receives a Required Surety Payment from a Surety Bond Issuer on behalf of the Buyer, the Seller shall deposit such Required Surety Payment in the Collection Account within 3 Business Days of receipt.

(3)           Seller will cooperate with Buyer to transfer to Buyer the coverage of each Surety Bond in respect of the related Additional Collateral Mortgage Loans.

44.	PERIODIC DUE DILIGENCE REVIEW

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller and/or the Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files, the Servicing Files and any other document relating thereto and the Additional Collateral Mortgage Loans and any other Purchased Loan sold to Buyer hereunder.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan.  Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller.  In addition, Buyer has the right to perform continuing Due Diligence Reviews of Seller and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof.  Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 44 shall be paid by Seller.

45.	SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller or any of Seller’s Subsidiaries or Affiliates, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller or any of Seller’s Subsidiaries or Affiliates (other than pursuant to the Bishop’s Gate Facility or the Chesapeake Facility).  Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Seller or any of Seller’s Subsidiaries or Affiliates (other than pursuant to the Bishop’s Gate Facility or the Chesapeake Facility) against any and all of Seller’s and any of Seller’s Subsidiary’s or Affiliate’s obligations to Buyer or any of its Affiliates, whether under this Agreement or under any other agreement between the parties or between Seller or any of its Subsidiaries or Affiliates and Buyer or any Affiliate of Buyer (other than the Bishop’s Gate Facility and the Chesapeake Facility), or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency.  Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

46.	ASSIGNMENT; AMENDMENT AND RESTATEMENT OF ORIGINAL REPURCHASE AGREEMENT; NO NOVATION

(a)          As of the date first written above, GCFP hereby conveys, sells, grants, transfers and assigns to RBS, and RBS hereby undertakes and assumes for the benefit of GCFP, all of GCFP’s rights, title, interests, obligations, covenants and liabilities as Buyer, in, to and under the Original Repurchase Agreement and each Program Document (as defined therein) arising from and after the date hereof.

(b)          Seller hereby acknowledges and agrees that from and after the date hereof (i) Seller shall look solely to RBS for performance of any obligations of Buyer under this Agreement and the other Program Documents, (ii) RBS shall have all the rights and remedies available to Buyer under this Agreement and the other Program Documents, including, without limitation, the right to payment and performance of all obligations hereunder when due and the right to exercise remedies with respect to breaches of representations and warranties set forth in this Agreement and the Other Program Documents, and shall be entitled to enforce all of the obligations of Seller hereunder, (iii) all references to the Buyer in this Agreement shall be deemed to refer to RBS and (iv) all accounts created for the benefit of GCFP under the Original Repurchase Agreement and the other Program Documents (as defined therein) shall be promptly updated to reflect that each such account is in the name of, and for the benefit of, RBS.

(c)          Nothing contained in this Section 46 shall be construed to provide that GCFP shall have assigned away any of its rights to receive indemnity from Seller or any other party to the extent provided under the Original Repurchase Agreement, this Agreement or any other Program Document.  Notwithstanding the assignment of the Original Repurchase Agreement and each of the Program Documents (as defined therein) and GCFP’s rights thereunder to RBS, Seller acknowledges and agrees that GCFP shall continue to receive, and, from and after the date hereof, RBS shall receive, the benefit of and each shall be entitled to enforce any indemnification obligation of Seller to GCFP or RBS, as applicable.

(d)          As of the date first written above, the terms and provisions of the Original Repurchase Agreement as amended and restated shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.

(e)          Notwithstanding the amendment and restatement of the Original Repurchase Agreement by this Agreement, any amounts owing to the Buyer under the Original Repurchase Agreement whether on account of Transactions or otherwise which remain outstanding as of the date hereof, shall constitute obligations owing hereunder.  This Agreement is given in substitution for the Original Repurchase Agreement, and not as payment of the obligations of the Seller thereunder, and is in no way intended to constitute a novation of the Original Repurchase Agreement.

(f)          Upon the effectiveness of this Agreement on the date first written above, unless the context otherwise requires, each reference to the Original Repurchase Agreement in any of the Program Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.  Except as expressly modified as of the date hereof, all of the other Program Documents shall remain in full force and effect and are hereby ratified and confirmed.

47.	ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

48.	GESTATION REPURCHASE FACILITY

This Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, shall constitute the “Committed Master Repurchase Facility” for all purposes of the Gestation Repurchase Facility.  Provided no “default”, “event of default” or “Servicer Termination Event” has occurred or is continuing thereunder, the Gestation Repurchase Facility shall continue in full force and effect in accordance with the terms thereof until the Termination Date of this Committed Master Repurchase Facility.  From and after the Termination Date, as defined in this Agreement, the “Committed Amount” for all purposes of this Agreement and the Gestation Repurchase Facility shall be zero ($0).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PHH MORTGAGE CORPORATION, a New Jersey corporation,
as Seller

By:   /s/ Mark E. Johnson
Name: Mark E. Johnson
Title:   Vice President and Treasurer

Address for Notices:
3000 Leadenhall Road
Mail Stop PCLG
Mt. Laurel, New Jersey  08054
Attention: Mark Johnson
Telecopier No.: (856) 917-0107
Telephone No.: (856) 917-0813

with a copy to: William F. Brown, General Counsel

THE ROYAL BANK OF SCOTLAND, PLC
as Buyer and Agent, as applicable
By: Greenwich Capital Markets, Inc., its Agent

By:  /s/ Regina Abayev
Name:  Regina Abayev
Title:    Vice President

Address for Notices:
c/o Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut  06830
Attention: Legal Department
Telecopier No.: (203) 618-2132
Telephone No.: (203) 625-2700

with a copy to: Mortgage Operations
Telecopier No.: (203) 618-2132
Telephone No.: (203) 625-2700

Agreed and Acknowledged as to Section 46

GREENWICH CAPITAL FINANCIAL
PRODUCTS, INC., a Delaware corporation,

By:  /s/ Regina Abayev
Name:  Regina Abayev
Title:    Vice President

ANNEX I

BUYER ACTING AS AGENT

This Annex I forms a part of the Amended and Restated Master Repurchase Agreement dated as of June 26, 2008 (the “Agreement”) between PHH Mortgage Corporation and The Royal Bank of Scotland plc This Annex I sets forth the terms and conditions governing all transactions in which Buyer selling assets or buying assets, as the case may be (“Agent”), in a Transaction is acting as agent for one or more third parties (each, a “Principal”).  Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.
Additional Representations.  Agent hereby makes the following representations, which shall continue during the term of any Transaction:  Principal has duly authorized Agent to execute and deliver the Agreement and the other Program Documents on its behalf, has the power to so authorize Agent and to enter into the Transactions contemplated by the Agreement and the other Program Documents and to perform the obligations of Buyer under such Transactions, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.

2.
Identification of Principals.  Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into any Transaction under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party) and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into a Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such Transaction.  If (i) Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind any Transaction with such Principal or Principals, return to Agent any Purchased Loans or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under such Transaction, and Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Loans, as the case may be, previously transferred to Agent in connection with such Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Agent of its determination to reject and rescind such Transaction and (B) to the extent that any performance was rendered by any party under any Transaction rejected by the other party, and such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if such Transaction had not been rejected.  The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining from Agent’s Principals such Information regarding the financial status of such Principals as the other party may reasonably request.

Annex I-1

3.
Limitation of Agent’s Liability.  The parties expressly acknowledge that if the representations of Agent under the Agreement, including this Annex I, are true and correct in all material respects during the term of any Transaction and Agent otherwise complies with the provisions of this Annex I, then (a) Agent’s obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals; provided that Agent shall remain liable for performance pursuant to Section 10 of the Agreement, and (b) the other party’s remedies shall not include a right of setoff in respect of rights or obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.

4.	Multiple Principals.

(a)           In the event that Agent proposes to act for more than one Principal hereunder, Agent and the other party shall elect whether (i) to treat Transactions under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Transactions as if they were transactions by a single Principal.  Failure to make such an election in writing shall be deemed an election to treat Transactions under the Agreement as transactions on behalf of a single Principal.

(b)           In the event that Agent and the other party elect (or are deemed to elect) to treat Transactions under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Section 2(b) of this Annex I, notice specifying the portion of each Transaction allocable to the account of each of the Principals for which it is acting (to the extent that any such Transaction is allocable to the account of more than one Principal); (ii) the portion of any individual Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement; (iii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall be determined on a Transaction by Transaction basis (unless the parties agree to determine such obligations on a Principal by Principal basis); and (iv) Buyer’s remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

(c)           In the event that Agent and the other party elect to treat Transactions under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Agent’s notice under Section 2(b) of this Annex I need only identify the names of its Principals but not the portion of each Transaction allocable to each Principal’s account; (ii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Transactions entered into by Agent on behalf of any Principal; and (iii) Buyer’s remedies upon the occurrence of an Event of Default shall be determined as if all Principals were a single Buyer.

Annex I-2

(d)           Notwithstanding any other provision of the Agreement (including, without limitation, this Annex I), the parties agree that any Transactions by Agent on behalf of an employee benefit plan under ERISA shall be treated as Transactions on behalf of separate Principals in accordance with Section 4(b) of this Annex I (and all margin maintenance obligations of the parties shall be determined on a Transaction by Transaction basis).

5.
Interpretation of Terms.  All references to “Buyer” in the Agreement shall, subject to the provisions of this Annex I (including, among other provisions, the limitations on Agent’s liability in Section 3 of this Annex 1), be construed to reflect that (i) each Principal shall have, in connection with any Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Buyer”, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Agent’s Principal or Principals have designated Agent as their sole agent for performance of Buyer’s obligations to Seller and for receipt of performance by Seller of its obligations to Buyer in connection with any Transaction or Transactions under the Agreement (including, among other things, as Agent for each Principal in connection with transfers of Loans, securities, cash or other property and as agent for giving and receiving all notices under the Agreement).  Both Agent and its Principal or Principals shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly.

Annex I-3

Schedule 1-A

REPRESENTATIONS AND WARRANTIES RE:  LOANS

Eligible Loans

As to each Loan that is subject to a Transaction hereunder (and the related Mortgage, Note, Assignment of Mortgage and Mortgaged Property), Seller shall be deemed to make the following representations and warranties to Buyer as of the Purchase Date and as of each date such Loan is subject to a Transaction:

(a)           Loans as Described.  The information set forth in the Loan Schedule, the Undocumented Loan Schedule and the Wet Loan Schedule, as applicable, with respect to the Loan is complete, true and correct in all material respects.

(b)           Payments Current.  The first Monthly Payment shall have been made prior to the second scheduled Monthly Payment becoming due and if the Loan is an Additional Collateral Mortgage Loan, neither such Loan nor the related Additional Collateral has been dishonored.

(c)           No Outstanding Charges.  There are no defaults in complying with the terms of the Mortgage securing the Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  Neither Seller nor the Qualified Originator from which Seller acquired the Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Loan, except for interest accruing from the date of the Note or date of disbursement of the proceeds of the Loan, whichever is more recent, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(d)           Original Terms Unmodified.  The terms of the Note and Mortgage (and the terms of the Additional Collateral with respect to each Additional Collateral Mortgage Loan) have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Loan Schedule.  The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the title insurance policy, and its terms are reflected on the Loan Schedule.  No Mortgagor in respect of the Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Loan Schedule.

(e)           No Defenses.  The Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no

Schedule 1-A-1

Mortgagor in respect of the Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Loan was originated.

(f)           Hazard Insurance.  The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Loan, (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines or (iv) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis.  If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended.  All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including without limitation, subsequent owners of the Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee.  No such notice has been received by Seller.  All premiums due and owing on such insurance policy have been paid.  The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor.  Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect.  Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(g)           Compliance with Applicable Laws.  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, all applicable predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination and servicing of such Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to

Schedule 1-A-2

maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon two Business Days’ request, evidence of compliance with all such requirements.

(h)           No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole-or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Loan to fail to satisfy the Underwriting Guidelines.  Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(i)           Location and Type of Mortgaged Property.  The Mortgaged Property is located in the state identified in the Loan Schedule and consists of a single parcel of real property with a detached or attached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, or a townhome, provided, however, that any condominium unit, planned unit development, attached single family residence or townhome shall conform with the applicable Agency requirements regarding such dwellings, that a de minimus percentage of the Loans may be Cooperative Loans and that no residence or dwelling is a mobile home or a manufactured dwelling.  No portion of the Mortgaged Property is used for commercial purposes; provided, however, if such Loan satisfies the Agency Guidelines, no more than 30% of the Mortgaged Property is used for commercial purposes.

(j)           Valid Lien.  The Mortgage is a valid, subsisting, enforceable and perfected first lien and first priority security interest with respect to each Loan which is indicated by Seller to be a First Lien (as reflected on the Loan Schedule) on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing and with respect to Cooperative Loans, including the Proprietary Lease and the Cooperative Shares.  The lien of the Mortgage is subject only to:

(1)           the lien of current real property taxes and assessments not yet due and payable;

(2)           covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Loan or (b) which do not adversely affect the Appraised Value of the related Mortgaged Property set forth in such appraisal; and

(3)           other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the

Schedule 1-A-3

Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest with respect to each Loan on the property described therein and Seller has full right to pledge and assign the same to Buyer.  The Mortgaged Property was not, as of the date of origination of the Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(k)           Validity of Mortgage Documents.  The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Loan.  Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(l)           Full Disbursement of Proceeds.  The proceeds of the Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage.

(m)           Ownership.  Seller is the sole owner and holder of the Loan.  All Loans acquired by Seller from third parties (including affiliates) were acquired in a true and legal sale pursuant to which such third party sold, transferred, conveyed and assigned to Seller all of its right, title and interest in, to and under such Loan and retained no interest in such Loan.  In connection with such sale, such third party received reasonably equivalent value and fair consideration and, in accordance with GAAP and for federal income tax purposes, reported the sale of such Loan to Seller as a sale of its interests in such Loan.  The Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Loan pursuant to this Agreement and following the pledge of each Loan, Buyer will hold such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

Schedule 1-A-4

(n)           Doing Business.  All parties which have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state or (C) not doing business in such state.

(o)           LTV. As of the date of origination of the Loan, the LTV and CLTV (if applicable) are as identified on the Loan Schedule.

(p)           Title Insurance.  Except with respect to Landscape Loans originated in connection with a refinancing, the Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Loan (including, to the extent a Note provides for Negative Amortization, the maximum amount of Negative Amortization in accordance with the Mortgage), subject only to the exceptions contained in paragraph (j) of this Schedule 1, and in the case of Adjustable Rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment and Negative Amortization.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein.  The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading.  Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement.  No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(q)           No Defaults.  There is no default, breach, violation or event of acceleration existing under the Mortgage or the Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

Schedule 1-A-5

(r)           No Mechanics’ Liens.  At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with the lien of the Mortgage.

(s)           Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(t)           Origination; Payment Terms.  The Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.  Monthly Payments on the Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Loan.  The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap.  With respect to each Loan that is not a Negative Amortization Loan or an Interest Only Loan, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to an Adjustable Rate Mortgage Loan, are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Asset fully by the stated maturity date, over an original term of not more than 40 years from commencement of amortization.  With respect to each Negative Amortization Loan, the related Note requires a Monthly Payment which is sufficient during the period following each Payment Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period (including any Negative Amortization) over the then remaining term of such Note and to pay interest at the related Mortgage Interest Rate; provided, that the Monthly Payment shall not increase to an amount that exceeds 107.5% of the amount of the Monthly Payment that was due immediately prior to the Payment Adjustment Date; provided, further, that the payment adjustment cap shall not be applicable with respect to the adjustment made to the Monthly Payment that occurs in a year in which the Loan has been outstanding for a multiple of five (5) years and in any such year the Monthly Payment shall be adjusted to fully amortize the Loan over the remaining term and the Due Date of the first payment under the Note is no more than 60 days from the date of the Note.

(u)           Customary Provisions.  The Note has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption available to a Mortgagor which

Schedule 1-A-6

would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(v)           Conformance with Underwriting Guidelines, Agency Guidelines and Agency Standards.  The Loan was underwritten in accordance with the applicable Underwriting Guidelines.  Either the Loan was underwritten in accordance with the Agency Guidelines or is a Jumbo A Credit Loan.  The Note and Mortgage are on forms similar to those used by Freddie Mac or Fannie Mae and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

(w)           Occupancy of the Mortgaged Property.  As of the Purchase Date the Mortgaged Property is either vacant or lawfully occupied under applicable law.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.  Seller has not received written notification from any governmental authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.  Except as otherwise set forth in the Loan Schedule, the Mortgagor represented at the time of origination of the Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(x)           No Additional Collateral.  Except with respect to any Additional Collateral Mortgage Loan, the Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.

(y)           Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(z)           Delivery of Mortgage Documents.  If the Loan is a Dry Loan, the Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial Agreement for each Loan have been delivered to the Custodian.  Seller is in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian.

(aa)           Transfer of Loans.  The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

Schedule 1-A-7

(bb)           Due-On-Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(cc)           No Buydown Provisions; No Graduated Payments or Contingent Interests.  The Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The Loan is not a graduated payment mortgage loan and the Loan does not have a shared appreciation or other contingent interest feature.

(dd)           Consolidation of Future Advances.  Any future advances made to the Mortgagor prior to the origination of the Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac.  The consolidated principal amount does not exceed the original principal amount of the Loan plus any Negative Amortization.

(ee)           Mortgaged Property Undamaged.  The Mortgaged Property (and with respect to any Cooperative Loan, the Cooperative Unit) is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.  There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(ff)           Collection Practices; Escrow Deposits:  Interest Rate Adjustments.  The origination and collection practices used by the originator, each servicer of the Loan and Seller with respect to the Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.  With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with state and federal law.  An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Note.  All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note.  Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(gg)           Conversion to Fixed Interest Rate.  With respect to Adjustable Rate Loans, the Loan is not convertible to a fixed interest rate Loan.

Schedule 1-A-8

(hh)           Other Insurance Policies.  No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage.  In connection with the placement of any such insurance, no improper commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ii)           Servicemembers’ Civil Relief Act.  The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act.

(jj)           Appraisal.  Except where the Agency Guidelines exempt certain Eligible Loans from this requirement, the Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by Seller or the Qualified Originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Loan was originated.  All Property inspections were conducted in a manner consistent with the Agency Guidelines.

(kk)           Disclosure Materials.  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(ll)           Construction or Rehabilitation of Mortgaged Property.  No Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(mm)                      No Defense to Insurance Coverage.  No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

Schedule 1-A-9

(nn)           Capitalization of Interest.  The Note does not by its terms provide for the capitalization or forbearance of interest.

(oo)           No Equity Participation.  No document relating to the Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(pp)           Withdrawn Loans.  If the Loan has been released to Seller pursuant to a Request for Release as permitted under Section 5 of the Custodial Agreement, then the promissory note relating to the Loan was returned to the Custodian within 10 Business Days (or if such tenth day was not a Business Day, the next succeeding Business Day).

(qq)           No Exception.  Other than as noted by the Custodian on the Exception Report, no Exception (as defined in the Custodial Agreement) with respect to the Loan which would materially adversely affect the Loan or Buyer’s security interest, granted by Seller, in the Loan as determined by Buyer in its sole discretion.

(rr)           Qualified Originator.  The Loan has been originated by, and, if applicable, purchased by Seller from, a Qualified Originator.

(ss)           Mortgage Submitted for Recordation.  The Mortgage (other than for a MERS Loan) has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(tt)           [Reserved.]

(uu)           Acceptable Investment.  No specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in Loans similar to the Loan to regard the Loan as an unacceptable investment, (ii) cause the Loan to be more likely to become past due in comparison to similar Loans, or (iii) adversely affect the value or marketability of the Loan in comparison to similar Loans.

(vv)           Environmental Matters.  The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(ww)                      Ground Leases.  With respect to each ground lease to which the Mortgaged Property is subject (a “Ground Lease”):  (i) the Mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease; (ii) the Ground Lease is in full force and effect, unmodified and not supplemented by any writing or otherwise; (iii) all rent, additional rent and other charges reserved therein have been paid to the extent they are payable to the date hereof; (iv) the Mortgagor enjoys the quiet and peaceful possession of the estate demised thereby, subject to any sublease; (v) the Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would

Schedule 1-A-10

constitute an event of default thereunder; (vi) the lessor under the Ground Lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed; (vii) the lessor under the Ground Lease has satisfied all of its repair or construction obligations, if any, to date pursuant to the terms of the Ground Lease; (viii) the remaining term of the Ground Lease extends not less than five (5) years following the maturity date of such Loan; and (ix) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease.

(xx)           Value of Mortgaged Property.  Seller has no knowledge of any circumstances existing that should reasonably be expected to adversely affect the value or the marketability of the Mortgaged Property or the Loan or to cause the Loan to prepay during any period materially faster or slower than the Loans originated by Seller generally.

(yy)           HOEPA. No Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(zz)           No Predatory Lending.  No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Loan and the extension of credit to a mortgagor which has no tangible net benefit to the mortgagor, were employed in connection with the origination of the Loan.

(aaa)         Georgia Mortgage Loans.  No Loan which is secured by a Mortgaged Property which is located in the state of Georgia was originated prior to March 7, 2004.

(bbb)        Cooperative Loans.  With respect to each Cooperative Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the recognition agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

(ccc)         Cooperative Filings.  With respect to each Cooperative Loan, each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made.  Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Seller or its designee establishes in Seller a valid and subsisting perfected

Schedule 1-A-11

first lien on and security interest in the Mortgaged Property described therein, and Seller has full right to sell and assign the same.

(ddd)         Cooperative Assignment.  With respect to each Cooperative Loan, each acceptance of assignment and assumption of lease agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby.  The acceptance of assignment and assumption of lease agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(eee)          MERS Loans.  With respect to each MERS Loan, a Mortgage Identification Number has been assigned by MERS and such Mortgage Identification Number is accurately provided on the Loan Schedule.  The related Assignment of Mortgage to MERS has been duly and properly recorded.  With respect to each MERS Loan, Seller has not received any notice of liens or legal actions with respect to such Loan and no such notices have been electronically posted by MERS.

Notwithstanding anything contained herein to the contrary, if the representations and warranties set forth in Schedules 1-B or 1-C conflict with the representations and warranties set forth in this Schedule 1-A, the representations and warranties set forth in Schedules 1-B and 1-C, as applicable, shall control.

(fff)           Additional Collateral Mortgage Loans.

(1)           Prior to its assignment to Buyer of the security interest in and to any Additional Collateral set forth in Section 43(g) hereof, Seller had a first priority perfected security interest in each Securities Account, and/or, if necessary to perfect a first priority security interest in each asset contained in such Securities Account, a first priority perfected security interest in each such asset contained in such Securities Account and following Seller’s assignment of the Additional Collateral Agreements and such security interest in and to any Additional Collateral, Buyer has a first priority perfected security interest in each Securities Account, and/or, if necessary to perfect a first priority security interest in each asset contained in such Securities Account, a perfected first priority security interest in each such asset contained in such Securities Account.  Prior to the related Additional Collateral Servicer’s assignment to the Servicer of the security interest in and to any Additional Collateral, the related Additional Collateral Servicer had a first priority perfected security interest in each Securities Account, and/or, if necessary to perfect a first priority security interest in each asset contained in such Securities Account, a first priority perfected security interest in each such asset contained in such Securities Account and following such Additional Collateral Servicer’s assignment of the Additional Collateral Agreements and such security interest in and to any Additional Collateral, the Seller had a first priority perfected security interest in each Securities Account, and/or, if necessary to perfect a first priority security interest in each asset contained in such Securities Account, a perfected first priority security interest in each such asset contained in such Securities Account.

Schedule 1-A-12

(2)           Each Additional Collateral Mortgage Loan is insured under the terms and provisions of a Surety Bond subject to the limitations set forth therein.  Seller covenants that within 2 Business Days after the Purchase Date for any purchase of Additional Collateral Mortgage Loans, Seller will deliver to each Surety Bond Issuer any instrument required to be delivered under the related Surety Bond, executed by the necessary parties, and that all other requirements for transferring coverage under the related Surety Bonds in respect of such Additional Collateral Mortgage Loans to the Buyer shall be complied with.

(3)           The assignment of rights to Buyer under each Surety Bond, as described herein, will not result in Buyer assuming any obligations or liabilities of Seller with respect thereto.

(4)           Except as specifically outlined in the Additional Collateral Agreement, the Additional Collateral Agreement related to such Loan is not subject to any right of recession, set-off or defense, including the defense of usury, nor will the operation of any of the terms of such Additional Collateral Agreement, or the exercise of any right thereunder, render such Additional Collateral Agreement unenforceable, in whole or in part, or subject to any right of rescission, set-off or defense, including the defense of usury and no such right of recession, set-off or defense has been asserted with respect thereto.

(5)           The Additional Collateral Agreement and the Additional Collateral Servicing Agreement related to such Loan are in full force and effect as of the Purchase Date and their respective provisions have not been waived, altered or modified in any respect, except as specifically set forth in the Mortgage Loan Schedule, nor has any notice of termination been given under such agreements.  There is no default, breach, violation or event of acceleration existing under the Additional Collateral Agreement or the Additional Collateral Servicing Agreement or, to Seller’s knowledge, any other agreements, documents, or instruments related to the applicable Additional Collateral Mortgage Loan. To Seller’s knowledge, there is no event that, with the lapse of time, the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration.

Schedule 1-A-13

Schedule 1-B

REPRESENTATIONS AND WARRANTIES RE: FANNIE MAE LOANS

Fannie Mae Loans

As to each Loan that is subject to a Transaction hereunder (and the related Mortgage, Note, Assignment of Mortgage and Mortgaged Property), Seller shall be deemed to make to Buyer, as of the Purchase Date and as of each date such Loan is subject to a Transaction hereunder, each of the representations, warranties and covenants required by Fannie Mae in connection with any loan sale to or securitization through Fannie Mae as in effect on the date hereof as if fully set forth herein (which representations, warranties and covenants shall automatically be updated to reflect any amendments, supplements, additions or other modifications thereto adopted by Fannie Mae from time to time and, with respect to material amendments, supplements, additions or other modifications, approved by Buyer).

Schedule 1-B-1

Schedule 1-C

REPRESENTATIONS AND WARRANTIES RE:  FREDDIE MAC LOANS

Freddie Mac Loans

As to each Loan that is subject to a Transaction hereunder (and the related Mortgage, Note, Assignment of Mortgage and Mortgaged Property), Seller shall be deemed to make to Buyer, as of the Purchase Date and as of each date such Loan is subject to a Transaction hereunder, each of the representations, warranties and covenants required by Freddie Mac in connection with any loan sale to or securitization through Freddie Mac as in effect on the date hereof as if fully set forth herein (which representations, warranties and covenants shall automatically be updated to reflect any amendments, supplements, additions or other modifications thereto adopted by Freddie Mac from time to time and, with respect to material amendments, supplements, additions other modifications, approved by Buyer).

Schedule 1-C-1